Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202686

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell the securities described herein, and they are not soliciting an offer to buy these securities, in any state or jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 2017

Preliminary Prospectus Supplement

(To Prospectus dated March 12, 2015)

$500,000,000

    % Senior Notes due 2026

We are offering $500,000,000 aggregate principal amount of     % Senior Notes due 2026, or the “notes.” The notes will mature on                 , 2026.

We will pay interest on                  and                 of each year, beginning                 , 2018.

We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control followed by a ratings decline on the notes, we may be required to repurchase the notes on the terms described in this prospectus supplement.

The notes will be our senior, unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 8 of the accompanying base prospectus.

	Per Note		Total
Initial price to public(1)		%	$
Underwriting discount and commissions		%	$
Proceeds, before expenses, to us		%	$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after such date.

None of the Securities and Exchange Commission any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                 , 2017.

Joint Book-Running Managers

Wells Fargo Securities	BMO Capital Markets		Citigroup
Deutsche Bank Securities	J.P. Morgan	MUFG	US Bancorp

Co-Managers

Fifth Third Securities	SMBC Nikko	TD Securities
Goldman Sachs & Co. LLC		PNC Capital Markets LLC

The date of this prospectus supplement is                 , 2017.

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2015. Under the shelf registration process, we may offer and sell securities in one or more offerings from time to time. In the accompanying base prospectus, including the documents incorporated by reference, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of notes being offered and the risks of investing in our notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing. See “Incorporation By Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus we may provide you in connection with this offering. If any information varies between this prospectus supplement, the accompanying base prospectus or documents incorporated by reference herein prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

The information contained in this prospectus supplement and the accompanying base prospectus or in any document incorporated by reference herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of notes by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

EXTENDED SETTLEMENT

Delivery of the notes is expected to be made against payment therefor on or about                 , 2017, which is the eleventh business day following the date of pricing of the notes (such settlement being referred to as “T+11”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the eight succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+11, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to

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update and supersede this information. We incorporate by reference the following documents (other than information furnished and not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 22, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, filed with the SEC on April 26, 2017, June 30, 2017, filed with the SEC on July 26, 2017 and September 30, 2017, filed with the SEC on October 25, 2017;

•	the information included in our Definitive Proxy Statement on Schedule 14A that was filed on March 31, 2017 to the extent incorporated by reference in Part III of our Form 10-K; and

•	our Current Reports on Form 8-K, filed with the SEC on May 9, 2017, May 18, 2017, July 21, 2017, July 25, 2017, July 26, 2017 (relating to the acquisition of oil and gas interests in the Permian Basin), September 14, 2017, September 20, 2017, September 25, 2017 and October 25, 2017.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement, shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265 (telephone number (303) 672-6900).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	estimates of future liability for deficiency charges in connection with the Pinedale Divestiture (as defined herein);

•	additional restructuring costs related to the Pinedale Divestiture;

•	acquisitions of additional properties after closing of the 2017 Permian Basin Acquisition (as defined herein) and expected purchase prices of such properties;

•	our growth strategies;

•	our strong balance sheet and ample liquidity providing for the ability to grow oil production, primarily in the Permian Basin and gas production, primarily in Haynesville/Cotton Valley;

•	funding our planned capital program for the remainder of 2017 with cash on hand, cash flow from operating activities and borrowings under our revolving credit facility;

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•	our liquidity and the sufficiency of our cash flows from operations, cash on hand and borrowings under our revolving credit facility to fund our operations, capital expenditures and the repayment of our senior notes maturing in the next 12 months and the foreseeable future;

•	evaluating the sale of certain upstream and midstream assets to simplify our asset portfolio and provide additional liquidity for future growth;

•	plans and ability to pursue acquisition opportunities;

•	our inventory of drilling locations;

•	drilling and completion plans and strategies;

•	predictability and success of our drilling operations;

•	plans to grow oil and gas production;

•	oil exports from and imports to the U.S.;

•	future development costs;

•	estimates of the amount of additional indebtedness we may incur under our revolving credit facility;

•	loss contingencies;

•	expectations regarding oil, gas and NGL prices;

•	plans to recover or reject ethane from produced natural gas;

•	pro forma results for acquired properties;

•	impact of lower or higher commodity prices and interest rates;

•	volatility of oil, gas and NGL prices and factors impacting such prices;

•	impact of global geopolitical and macroeconomic events;

•	plans regarding derivative contracts and the anticipated benefits from our derivative contracts;

•	divestitures of assets;

•	incurring penalties and capital expenditures to address air emission noncompliance issues;

•	amount and allocation of forecasted capital expenditures (excluding acquisitions), plans for funding operations and capital investments and adjustments to our capital investment program;

•	assumptions regarding share-based compensation;

•	settlement of performance share units in cash;

•	recognition of compensation costs related to share-based compensation grants;

•	expected contributions to our employee benefit plans;

•	the usefulness of Adjusted EBITDA (a non-GAAP financial measure) and adjustments made to net income to arrive at Adjusted EBITDA;

•	delays and volatility to operating results caused by multi-well pad drilling, including “tank-style” development;

•	delays in proved undeveloped reserve conversions;

•	estimated proved reserves and development of such reserves;

•	fair values and critical accounting estimates, including estimated asset retirement obligations;

•	implementation and impact of new accounting pronouncements;

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•	impact and growth of government regulations;

•	impact of shutting in wells;

•	potential for asset impairments and factors impacting impairment amounts;

•	managing counterparty risk exposure; and

•	outcome and impact of various claims.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in this prospectus supplement or any document we incorporate by reference;

•	changes in oil, gas and NGL prices;

•	global geopolitical and macroeconomic factors;

•	general economic conditions, including the performance of financial markets and interest rates;

•	asset impairments;

•	liquidity constraints, including those resulting from the cost and availability of debt and equity financing;

•	drilling and completion strategies, methods and results;

•	assumptions around well density/spacing and recoverable reserves per well prove to be inaccurate;

•	shortages of oilfield equipment, services and personnel;

•	lack of available pipeline, processing and refining capacity;

•	processing volumes and pipeline throughput;

•	the risks and liabilities associated with acquired assets;

•	risks associated with hydraulic fracturing;

•	the outcome of contingencies such as legal proceedings;

•	delays in obtaining permits and governmental approvals;

•	operating risks such as unexpected drilling conditions and risks inherent in the production of oil and gas;

•	weather conditions;

•	changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning: the environment, climate change, greenhouse gas or other emissions, natural resources, fish and wildlife, hydraulic fracturing, water use and drilling and completion techniques, as well as the risk of legal and other proceedings arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•	derivative activities;

•	potential financial losses or earnings reductions from our commodity price risk management programs;

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•	volatility in the commodity-futures market;

•	failure of internal controls and procedures;

•	failure of our information technology infrastructure or applications to prevent a cyberattack;

•	elimination of federal income tax deductions for oil and gas exploration and development costs;

•	production, severance and property taxation rates;

•	discount rates;

•	regulatory approvals and compliance with contractual obligations;

•	actions of, or inaction by federal, state, local or tribal governments, foreign countries and the Organization of Petroleum Exporting Countries (“OPEC”);

•	lack of, or disruptions in, adequate and reliable transportation for our production;

•	competitive conditions;

•	production and sales volumes;

•	actions of operators on properties in which we own an interest but do not operate;

•	estimates of oil and gas reserve quantities;

•	reservoir performance;

•	operating costs;

•	inflation;

•	capital costs;

•	creditworthiness and performance of the Company’s counterparties, including financial institutions, operating partners and other parties;

•	volatility in the securities, capital and credit markets;

•	actions by credit rating agencies and their impact on the Company; and

•	other factors, most of which are beyond the Company’s control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains references to Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our management team defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization, adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment and certain other items. Our management team uses Adjusted EBITDA to evaluate QEP’s financial performance and trends, make operating decisions and allocate resources. Our management team believes Adjusted EBITDA is a useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies. For more information regarding Adjusted EBITDA, including a reconciliation to net income (loss), see “Summary of Selected Financial, Reserves and Operating Data—Summary Financial and Operating Data.”

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BASIS OF PRESENTATION

On September 20, 2017, we closed our previously announced Pinedale Divestiture (as defined herein). Financial, reserve and operating information presented in this prospectus supplement for the years ended December 31, 2016, 2015 and 2014 and the nine months ended September 30, 2017 and 2016 include the results associated with the assets divested in the Pinedale Divestiture for the period prior to the closing date of the Pinedale Divestiture. While the Pinedale Divestiture did represent the sale of an individually significant component, the Pinedale Divestiture did not cause a strategic shift for QEP and, as a result, did not qualify as discontinued operations. See “Summary—Recent Developments—Pinedale Divestiture” for detailed information on the Pinedale Divestiture and the Pro Forma Condensed Consolidated Financial Information filed on our Current Report on Form 8-K on September 25, 2017 and incorporated by reference herein.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our business and this offering, you should carefully read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017. You should read “Risk Factors” beginning on page S-13 of this prospectus supplement, on page 6 of the accompanying base prospectus and Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, for more information about important risks that you should consider before making a decision to purchase notes in this offering.

Except in “The Offering” below and in “Description of Notes” herein and unless the context requires otherwise, references in this prospectus supplement to “QEP Resources,” “QEP,” the “Company,” “we,” “us” and “our” refer to QEP Resources, Inc. and its direct and indirect subsidiaries on a consolidated basis.

QEP Resources, Inc.

QEP Resources, Inc. is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Northern Region (primarily in North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana).

We have substantial acreage positions and operations in some of the most prolific hydrocarbon resource plays in the continental United States, including the Permian Basin, Williston Basin, Haynesville Shale and Uinta Basin. These resource plays are characterized by unconventional oil or gas accumulations in continuous tight sands, carbonates or shales that underlie broad geographic areas. The lateral continuity of such resource plays means that, aside from wells abandoned due to mechanical issues, we do not expect to drill many unsuccessful wells as we develop these resource plays. Resource plays allow us the opportunity to gain considerable operational efficiencies through high-density, repeatable drilling and completion operations. We believe we have a large inventory of lower-risk, predictable development drilling locations across our acreage holdings in the onshore U.S., which provide a solid base for organic growth in production and reserves.

While historically we have been more heavily natural gas-weighted, in recent years we have increased our focus on growing oil production and reserves. Since the beginning of 2012, we have acquired approximately $3.9 billion of oil-weighted properties and sold gas-weighted properties, such as our assets on the Pinedale Anticline in southwestern Wyoming. In addition, beginning in 2012, we have invested approximately 60% of our development capital expenditures (excluding property acquisitions) on our oil-weighted properties. We have emphasized development of our oil-weighted Permian Basin assets and oil production has increased by 37% during the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016.

We reported estimated proved reserves as of December 31, 2016 of 731.4 MMboe, an increase of 21% compared with December 31, 2015. Approximately 60% of the total proved reserves as of December 31, 2016 were located in the Northern Region, while the remaining 40% were located in the Southern Region. Approximately 49% of the proved reserves reported by QEP Resources at December 31, 2016 were developed and approximately 97% of total proved reserves were company operated. Approximately 42% of the total proved reserves at December 31, 2016 and December 31, 2015 were comprised of crude oil and natural gas liquids (“NGL”). QEP Resources’ reserve life index, calculated by dividing year end proved reserves by production for such year, was 13.1 years for 2016. See “Basis of Presentation.”

Recent Developments

Amendment to Credit Agreement

We are currently in the process of amending and extending our revolving credit facility (the “Credit Facility Amendment”). In connection with the amendment, we anticipate that we will extend the maturity of the credit facility from December 2019 to September 2022, subject to the satisfaction of certain conditions, and will reduce aggregate loan commitments under our revolving credit facility from $1.8 billion to $1.35 billion, but we expect the amended revolving credit facility to provide for aggregate commitments thereunder to increase up to $1.8 billion upon the satisfaction or waiver of certain conditions.

We expect that the terms and conditions of our amended revolving credit facility will be similar to those in our existing credit agreement, except that we anticipate (i) increasing the applicable rate for all borrowings by 25 basis points and increasing the fee for unused commitments by 5 basis points, and (ii) amending the present value coverage ratio such that, during a debt ratings trigger period, our ratio of present value to consolidated net funded debt shall be at least 1.25 to 1.0 for any time on or prior to December 31, 2018, 1.40 to 1.0 from January 1, 2019 through December 31, 2019, and 1.50 to 1.0 thereafter. We expect to close the amendment during the fourth quarter of 2017; however, there can be no assurance that we will be able to amend and extend our revolving credit facility on the terms described herein or at all. See “Risk Factors—Risks Related to Our Business—We may not be able to complete the Credit Facility Amendment.”

Tender Offers for 2020 Notes and 2021 Notes

Concurrently with this offering, we are conducting tender offers (each, a “Tender Offer” and collectively, the “Tender Offers”) to purchase for cash, subject to certain conditions, up to $361.0 million aggregate principal amount (the “Maximum Aggregate Principal Amount”) of our 6.80% Senior Notes due 2020 (the “2020 Notes”) and our 6.875% Senior Notes due 2021 (the “2021 Notes” and, together with the 2020 Notes, the “Target Notes”). Subject to the Maximum Aggregate Principal Amount and proration, the aggregate principal amount of a series of Target Notes that is purchased in the Tender Offers will be based on the order of priority assigned to such series of Target Notes, with 2020 Notes having priority over 2021 Notes.

As of September 30, 2017, there were approximately $136.0 million aggregate principal amount of 2020 Notes and $625.0 million aggregate principal amount of 2021 Notes outstanding. The Tender Offers are scheduled to expire at 12:00 midnight, New York City time, at the end of the day on December 5, 2017, subject to our right to extend such Tender Offers. The Tender Offers are being made pursuant to a separate offer to purchase, dated as of November 6, 2017, issued to holders of Target Notes in connection with the Tender Offers. This prospectus supplement is not an offer to purchase any of the Target Notes.

The total consideration offered in the Tender Offer for the 2020 Notes is $1,075 per $1,000 principal amount of 2020 Notes validly tendered and accepted, and the total consideration offered in the Tender Offer for the 2021 Notes is $1,085 per $1,000 principal amount of 2021 Notes validly tendered and accepted, in each case plus accrued interest to the applicable settlement date of such Tender Offer. The applicable total consideration for each series of Target Notes includes a $30.00 premium (the “Early Tender Premium”) for each $1,000 principal amount of such Target Notes that are validly tendered and accepted prior to an early tender deadline of 5:00 p.m., New York City time, on November 20, 2017. Holders that validly tender Target Notes subsequent to the early tender deadline but prior to the expiration date of the Tender Offers will not receive the Early Tender Premium.

We intend to fund the purchase of the Target Notes in the Tender Offers with a portion of the net proceeds from this offering, cash on hand and, if necessary, borrowings under our revolving credit facility.

The closing of the Tender Offers will be conditioned on, among other things, the successful completion of this offering resulting in an amount sufficient to (i) fund the purchase of validly tendered Target Notes accepted for purchase in the Tender Offers and (ii) pay all fees and expenses associated with this offering and the Tender Offers, all on terms acceptable to us in our sole discretion. This offering is not conditioned on the completion of any or all of the Tender Offers. See “Use of Proceeds.”

We are permitted, among other things, to amend, extend, terminate or withdraw the Tender Offers, and there can be no assurance that we will consummate either or both of the Tender Offers. There can be no assurance as to the principal amount of Target Notes of either series that will be tendered or accepted for purchase pursuant to the Tender Offers and, as a result, the aggregate principal amount of Target Notes tendered and accepted for purchase, and the cash consideration paid pursuant to the Tender Offers, may differ from the assumed amounts described above.

We cannot assure you that the Tender Offers will be completed on the terms described in this prospectus supplement, or at all. Nothing in this prospectus supplement should be construed as an offer to purchase the Target Notes. In addition, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and MUFG Securities Americas Inc. are acting as the dealer managers in connection with the Tender Offers, and they will receive customary compensation in connection therewith. Additionally, certain of the underwriters and/or their respective affiliates hold a portion of the Target Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering if such Target Notes are tendered in the Tender Offers. See “Underwriting.”

Redemption of 2018 Notes

On November 6, 2017, we exercised our right under the indenture governing our 6.80% Senior Notes due 2018 (the “2018 Notes”) to redeem all of our outstanding 2018 Notes at a redemption price equal to 101.607% calculated in accordance with the indenture (the “Redemption”). As of September 30, 2017, approximately $134.0 million aggregate principal amount of 2018 Notes were outstanding. We expect to fund the Redemption with a portion of the net proceeds from this offering, cash on hand and, if necessary, borrowings under our revolving credit facility. We expect the Redemption to be completed on or about December 6, 2017.

Nothing in this prospectus supplement should be construed as a notice of redemption with respect to the 2018 Notes. Certain of the underwriters and/or their respective affiliates hold a portion of the 2018 Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering in connection with the Redemption. See “Underwriting.”

Pinedale Divestiture

On September 20, 2017, we closed the previously announced divestiture of our Pinedale Anticline assets (the “Pinedale Divestiture”) for net cash proceeds (after purchase price adjustments) of $718.2 million, subject to post-closing purchase price adjustments. As part of the purchase and sale agreement, we agreed to reimburse the buyer for certain deficiency charges it incurs related to gas processing and NGL transportation and fractionation contracts, if any, between the effective date of the sale and December 31, 2019, in an aggregate amount not to exceed $45.0 million. We paid approximately $10.0 million of the $45.0 million deficiency as part of the closing purchase price adjustment. The Pinedale Divestiture included an estimated 160.7 MMboe of proved reserves as of December 31, 2016. For the nine months ended September 30, 2017, we reported production of 9.8 MMboe from our Pinedale assets. See “Basis of Presentation.”

QEP used a significant portion of the proceeds from the Pinedale Divestiture to fund the 2017 Permian Basin Acquisition described below.

2017 Permian Basin Acquisition

On October 24, 2017, we closed our previously announced acquisition of oil and gas properties in the Permian Basin (the “2017 Permian Basin Acquisition”) for an aggregate purchase price of $683.5 million, subject to post-closing adjustments. The assets purchased in the 2017 Permian Basin Acquisition consist of approximately 13,000 acres, mainly in Martin County, Texas, which are held by production from existing vertical wells. We have estimated proved reserves of approximately 44 MMboe and total net recoverable reserves of approximately 295 MMboe. Approximately 700 additional acres contracted for in the transaction were not included in the closing but are expected to be acquired by us within the next 30 days for an aggregate purchase price not to exceed $38.0 million; however, we cannot guarantee that such additional acres will be acquired on the terms described herein or at all. In addition, within 10 business days of closing the 2017 Permian Basin Acquisition, we are obligated to make offers to various persons who own additional oil and gas interests in certain properties included in the 2017 Permian Basin Acquisition on substantially the same terms and conditions as the 2017 Permian Basin Acquisition. If all such offers are accepted, the aggregate purchase price is not expected to exceed $65.0 million.

The purchase of the 2017 Permian Basin Acquisition was funded entirely with proceeds from the Pinedale Divestiture pursuant to a like-kind-exchange transaction under Section 1031 of the Internal Revenue Service Code.

Corporate Information

QEP Resources, Inc. is headquartered in Denver, Colorado at 1050 17th Street, Suite 800, Denver, Colorado 80265, and our telephone number is (303) 672-6900. QEP Resources’ website address is http://www.qepres.com. The information contained on or accessible through QEP Resources’ website is not part of this prospectus supplement, other than the documents that QEP Resources files with the SEC that are expressly incorporated by reference into this prospectus supplement. See “Incorporation by Reference.”

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying base prospectus. For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “QEP Resources,” “QEP,” “we,” “us” and “our” refer only to QEP Resources, Inc. and do not include its direct or indirect subsidiaries.

Issuer	QEP Resources, Inc.

Notes Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2026

Maturity	, 2026.

Interest	Interest will be payable semi-annually in arrears on and of each year, beginning , 2018 at the rate of % per year. Interest will accrue from , 2017.

Ranking	The notes will be our unsecured senior obligations and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our unsecured subordinated indebtedness from time to time outstanding. Since we are a holding company, the claims of creditors of our subsidiaries will have priority over the claims of holders of the notes with respect to the assets of those subsidiaries. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.

As of September 30, 2017, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had total consolidated indebtedness in aggregate principal amount of approximately $2,050.0 million (none of which would have been secured).

Change of Control	If we experience certain kinds of changes of control followed by a ratings decline on the notes, we will offer to repurchase all of the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control.”

Optional Redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants will restrict our ability, and our subsidiaries’ ability, with certain exceptions, to incur debt secured by liens. These covenants will also restrict our ability, with certain exceptions, to merge or consolidate with another entity.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $492.5 million. We intend to use the net proceeds from this offering, together with cash on hand and, if necessary, borrowings under our revolving credit facility, to fund the consideration payable in the Tender Offers and the Redemption. If the aggregate principal amount of Target Notes accepted for payment in the Tender Offers and 2018 Notes redeemed in connection with the Redemption is less than the net proceeds of this offering, we expect to use the remainder of those proceeds for general corporate purposes, including the repayment or redemption of outstanding indebtedness. See “Use of Proceeds.”

Certain of the underwriters and/or their respective affiliates hold a portion of the Target Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering if such Target Notes are tendered in the Tender Offers. Additionally, certain of the underwriters and/or their respective affiliates hold a portion of the 2018 Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering in connection with the Redemption. See “Underwriting.”

Absence of Established Market for the Notes	We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Currently, there is no public market for the notes. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Form and Denomination	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company (“DTC”). Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying base prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein for a discussion of factors you should consider carefully before deciding to invest in the notes.

Original Issue Discount	If the stated principal amount of the notes exceeds the issue price of the notes by more than a statutorily defined de minimis amount, the notes will be treated as issued with original issue discount (“OID”) in an amount equal to such difference. In such event, a holder subject to U.S. federal income taxation, regardless of such holder’s regular method of tax accounting, will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis) in advance of the receipt of the cash payments attributable to the OID. See “Material U.S. Federal Income Tax Consequences.”

Trustee	The trustee for the notes is Wells Fargo Bank, National Association.

Governing Law	The notes and the indenture related to the notes will be governed by New York law.

Summary of Selected Financial, Reserves and Operating Data

Selected Financial Data

The following tables show selected financial data as of and for the periods indicated. We derived the financial information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016, and our unaudited condensed consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference herein. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference herein. See “Basis of Presentation.”

	Nine months ended September 30,		Year ended December 31,
	2017(1)(2)	2016	2016(2)	2015	2014
	(in millions, except per share amounts)
Results of Operations
Revenues(3)	$1,193.9	$977.4	$1,377.1	$2,018.6	$3,293.2
Operating income (loss)	126.0	(1,564.2)	(1,602.6)	(377.6)	(847.3)
Income (loss) from continuing operations	119.0	(1,111.7)	(1,245.0)	(149.4)	(409.5)
Net income from discontinued operations, net of income tax(4)	—	—	—	—	1,193.9
Net income (loss)	119.0	(1,111.7)	(1,245.0)	(149.4)	784.4
Cash Flow From Operations
Net cash provided by (used in) operating activities	$481.8	$532.9	$663.7	$481.3	$1,542.5
Capital expenditures	(910.7)	(481.1)	(1,208.1)	(1,239.4)	(2,726.4)
Net cash provided by (used in) investing activities	(122.8)	(452.2)	(1,179.1)	(1,217.6)	578.2
Net cash provided by (used in) financing activities	(20.2)	575.4	583.1	(47.7)	(990.6)
Non-GAAP Measure
Adjusted EBITDA(6)	$541.0	$453.6	$626.2	$1,029.3	$1,582.7

	At September 30, 2017	At December 31,
		2016	2015	2014
	(in millions)	(in millions)
Financial Position
Total Assets	$7,347.4	$7,245.4	$8,398.2	$9,256.4
Capitalization
Long-term debt(5)	2,024.6	2,020.9	2,191.5	2,187.7
Total equity	3,637.5	3,502.7	3,947.9	4,075.3

Total Capitalization	$5,662.1	$5,523.6	$6,139.4	$6,263.0

(1)	During the nine months ended September 30, 2017, the results are impacted by the Pinedale Divestiture, which occurred in September 2017. See Note 2—Acquisitions and Divestitures, in Item 8 of Part I of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and “Summary—Recent Developments—Pinedale Divestiture” for detailed information on the Pinedale Divestiture.
(2)	During the year ended December 31, 2016, the results are impacted by the acquisition of oil and gas properties in the Permian Basin (the “2016 Permian Basin Acquisition”), which occurred in October 2016. In addition, the nine months ended September 30, 2017 reflect the impact of the 2016 Permian Basin Acquisition. See Note 2—Acquisitions and Divestitures, in Item 8 of Part II of the Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) for detailed information on the 2016 Permian Basin Acquisition.
(3)	Effective January 1, 2016, QEP terminated its contracts for resale and marketing transactions between its wholly owned subsidiaries, QEP Marketing Company and QEP Energy Company. In addition, substantially all of QEP Marketing Company’s third-party purchase and sale agreements and gathering, processing and transportation contracts were assigned to QEP Energy Company, except those contracts related to natural gas storage activities and the Haynesville gathering system. As a result, QEP has substantially reduced its marketing activities, and subsequently, is reporting lower resale revenue and expenses than it had in prior periods.
(4)	In December 2014, QEP sold substantially all of its midstream business (the “Midstream Sale”). As a result of the Midstream Sale, the financial results associated with the midstream business (excluding results of our Haynesville gathering system) have been reflected as discontinued operations and all prior periods have been reclassified.
(5)	Long-term debt includes the current portion of long-term debt.
(6)	Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment and certain other items. Management uses Adjusted EBITDA to evaluate QEP’s financial performance and trends, make operating decisions and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted EBITDA may be determined or calculated differently that similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of net income (loss) (a GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP:

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
	(in millions)
Net income (loss)	$119.0	$(1,111.7)	$(1,245.0)	$(149.4)	$784.4
Net income from discontinued operations, net of tax	—	—	—	—	(1,193.9)

Net income (loss) from continuing operations	119.0	(1,111.7)	(1,245.0)	(149.4)	(409.5)
Interest expense	103.1	109.2	143.2	145.6	169.1
Interest and other (income) expense	(2.5)	(5.6)	(25.6)	(3.0)	(12.8)
Income tax provision (benefit)	69.7	(641.2)	(708.2)	(93.6)	(232.5)
Depreciation, depletion and amortization	560.2	667.5	871.1	881.1	994.7
Unrealized (gains) losses on derivative contracts	(161.6)	218.6	367.0	183.7	(374.4)
Exploration expenses	21.7	0.9	1.7	2.7	9.9
Net (gain) loss from asset sales	(205.2)	(5.0)	(5.0)	(4.6)	148.6
Impairment	28.4	1,188.2	1,194.3	55.6	1,143.2
Other(a)	8.2	32.7	32.7	11.2	2.0

Adjusted EBITDA from continuing operations	541.0	453.6	626.2	1,029.3	1,438.3
Adjusted EBITDA from discontinued operations	—	—	—	—	144.4

Adjusted EBITDA	$541.0	$453.6	$626.2	$1,029.3	$1,582.7

(a)	Reflects legal expenses and loss contingencies incurred during the year ended December 31, 2016, and the nine months ended September 30, 2017 and 2016, a non-cash pension curtailment loss incurred during the year ended December 31, 2015, and a loss from early extinguishment of debt incurred during the year ended December 31, 2014. The Company believes that these amounts do not reflect expected future operating performance or provide meaningful comparisons to past operating performance and therefore has excluded these amounts from the calculation of Adjusted EBITDA.

Summary Reserves and Operating Data

The following tables set forth estimates of our proved reserves, based on the reserve reports prepared by Ryder Scott Company L.P. for the year ended December 31, 2016, and Ryder Scott Company L.P. and DeGolyer and MacNaughton for the year ended December 31, 2015, production volumes and net realized average natural gas, oil and NGL prices, including the impact of all settled commodity derivative contracts as of and for the periods indicated. Each reserve report was prepared in accordance with the rules and regulations of the SEC. A copy of each report is included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. You should refer to “Risks Relating to the Notes” in this prospectus supplement and “Risk Factors,” “Properties,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016 and “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are incorporated by reference herein, in evaluating the material presented below. See “Basis of Presentation.”

Our estimated proved reserves are summarized as follows:

	December 31, 2016(1)				December 31, 2015(1)
	Oil (MMbbl)	Gas (Bcf)	NGL (MMbbl)	Total(2) (MMboe)(3)	Oil (MMbbl)	Gas (Bcf)	NGL (MMbbl)	Total(2) (MMboe)(3)
Proved developed reserves	103.2	1,309.8	35.7	357.2	109.7	1,245.3	34.4	351.6
Proved undeveloped reserves	135.4	1,244.0	31.5	374.2	83.4	863.6	24.4	251.8

Total proved reserves	238.6	2,553.8	67.2	731.4	193.1	2,108.9	58.8	603.4

(1)	Reserve information does not take into account the Pinedale Divestiture or the 2017 Permian Basin Acquisition, completed in September 2017 and October 2017, respectively.
(2)	Proved reserves include gas reserves that QEP expects to produce and use as field fuel.
(3)	Natural gas is converted to a crude oil equivalent at the ratio of six Mcf of natural gas to one barrel of crude oil equivalent.

The following table sets forth our production volumes:

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Oil (Mbbl)	14,380.1	15,411.0	20,293.8	19,582.3	17,146.5
Gas (Bcf)	134.8	133.1	177.0	181.1	179.3
NGL (Mbbl)	4,226.4	4,502.8	5,978.8	4,704.3	6,769.1
Total equivalent production (Mboe)	41,075.0	42,104.6	55,780.2	54,462.1	53,778.9

The following table sets forth our net realized average oil, natural gas and NGL prices, including the impact of all settled commodity derivative contracts.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Oil (per bbl)
Average field-level price	$45.60	$35.89	$37.90	$42.59	$79.79
Commodity derivative impact	1.50	5.18	4.25	18.06	0.92

Net realized price	$47.10	$41.07	$42.15	$60.65	$80.71

Gas (per Mcf)
Average field-level price	$2.96	$2.16	$2.36	$2.59	$4.33
Commodity derivative impact	(0.15)	0.38	0.25	0.57	(0.09)

Net realized price	$2.81	$2.54	$2.61	3.16	$4.24

NGL (per bbl)
Average field-level price	$19.89	$12.49	$13.97	$16.98	$32.95
Commodity derivative impact	—	—	—	—	—

Net realized price	$19.89	$12.49	$13.97	$16.98	$32.95

Total equivalent prices (per Boe)
Average field-level price	$27.73	$21.30	$22.76	$25.38	$44.03
Commodity derivative impact	0.05	3.10	2.35	8.39	(0.02)

Net realized price	$27.78	$24.40	$25.11	$33.77	$44.01

RISK FACTORS

This section describes some, but not all, of the risks of purchasing the notes in the offering. The accompanying base prospectus also contains a “Risk Factors” section beginning on page 6 thereof. You should carefully consider these risks, in addition to the risk factors and other information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus, including matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, before making a decision whether to purchase the notes. See “Incorporation by Reference.” You should carefully review the factors discussed below and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements.” If any of the risks and uncertainties described below or incorporated by reference in this prospectus supplement actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to the Notes

The notes will be unsecured and effectively subordinated to our and our subsidiaries’ existing and future secured indebtedness.

The notes will be general unsecured senior obligations ranking effectively junior to all existing and future secured debt of ours and that of each of our subsidiaries to the extent of the value of the collateral securing the debt. As of September 30, 2017, we had no secured indebtedness, and the only debt owed by our subsidiaries is debt that is either guaranteed by us or inter-company debt owed to us as the parent.

If we or a subsidiary are declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary will be entitled to be paid in full from our assets or the assets of the subsidiary, as applicable, securing that debt before any payment may be made with respect to the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay dividends and to advance funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds. Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries’ creditors. As a result, any debt we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our indebtedness;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our indebtedness, including indebtedness we may incur in the future, could have important consequences to you, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt. The occurrence of any of these factors could adversely affect our financial condition.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional unsecured indebtedness in the future.

We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, such as additional borrowings under our revolving credit facility, the related risks that we and our subsidiaries now face could increase, including limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements. As of September 30, 2017, on an as adjusted basis as described under “Capitalization”, we would have had total consolidated indebtedness in aggregate principal amount of approximately $2,050.0 million (none of which would have been secured), and, subject to the terms of our revolving credit facility, we may be able to borrow up to an additional $1,800.0 million under our revolving credit facility, or $1,350.0 million if the Credit Facility Amendment becomes effective. See “Summary—Recent Developments—Amendment to Credit Agreement.” Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less-leveraged competitors with greater cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that cause price volatility or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The value of the notes could be substantially affected by various factors.

The value of the notes will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the value of the notes;

•	general economic and financial market conditions;

•	our financial condition, performance and prospects as well as our competitors’ financial condition, performance and prospects;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	changes in our credit ratings; and

•	actual or anticipated variations in quarterly operating results.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes will have only limited covenant protection.

Except for limitations on liens, the indenture will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events followed by a ratings decline on the notes, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under our revolving credit facility and our term loan, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our revolving credit facility and our term loan would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our revolving credit facility or our term loan, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Change of Control.”

The notes may be issued with OID for U.S. federal income tax purposes.

If the stated principal amount of the notes exceeds the issue price of the notes by more than a statutorily defined de minimis amount, the notes will be treated as issued with OID in an amount equal to such difference. In such event, a holder subject to U.S. federal income taxation, regardless of such holder’s regular method of tax accounting, generally will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the receipt of the cash payments attributable to the OID. See “Material U.S. Federal Income Tax Consequences.”

If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the indenture governing the notes.

If we file a bankruptcy petition under the bankruptcy code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to:

•	the original issue price for the notes; and

•	the portion of original issue discount that does not constitute “unmatured interest” for purposes of the bankruptcy code.

Any original issue discount that was not amortized as of the date of any bankruptcy filing would constitute unmatured interest. Accordingly, under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Certain federal income tax deductions currently available with respect to crude oil and natural gas exploration and development may be eliminated as a result of future legislation.

We are subject to changing and extensive tax laws, the effects of which cannot be predicted. In past years, legislation has been proposed in the Congress that, if enacted into law, would make significant changes to U.S. tax laws, including, but not limited to, the elimination of certain key federal income tax incentives currently available to crude oil and natural gas exploration and production companies. These changes have included, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Congress could consider, and could include, some or all of these proposals as part of tax reform legislation or other legislation. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense, may be enacted that also would change the taxation of crude oil and natural gas exploration and production companies. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could defer or eliminate certain tax deductions that are currently available, and any such change could materially and adversely affect our business and financial condition.

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed below and in our annual and quarterly reports and other documents we file with the SEC and are incorporated by reference herein. You should carefully consider these risks before purchasing the notes. See “Incorporation by Reference.”

The prices for oil, gas and NGL are volatile, and declines in such prices could adversely affect QEP’s earnings, cash flows, asset values and stock price.

Historically, oil, gas and NGL prices have been volatile and unpredictable, and that volatility is expected to continue. Volatility in oil, gas and NGL prices is due to a variety of factors that are beyond QEP’s control, including:

•	changes in local, regional, domestic and foreign supply of and demand for oil, gas and NGL;

•	the potential long-term impact of an abundance of oil, gas and NGL from unconventional sources on the global and local energy supply;

•	the level of imports and/or exports of, and the price of, foreign oil, gas and NGL;

•	localized supply and demand fundamentals, including the proximity, cost and availability of pipelines and other transportation facilities, and other factors that result in differentials to benchmark prices from time to time;

•	the availability of refining and storage capacity;

•	domestic and global economic and political conditions;

•	speculative trading in crude oil and natural gas derivative contracts;

•	the continued threat of terrorism and the impact of military and other action;

•	the activities of the OPEC and other oil producing countries, including the ability of members of OPEC to maintain oil price and production controls;

•	political and economic conditions and events in the United States and in or affecting other producing countries, including conflicts in the Middle East, Africa, South America and Russia;

•	the strength of the U.S. dollar relative to other currencies;

•	weather conditions and natural disasters;

•	government laws, regulations and taxes, including regulations or legislation relating to climate change, induced seismicity or oil and gas exploration and production activities;

•	technological advances affecting energy consumption and energy supply;

•	conservation efforts;

•	the price, availability and acceptance of alternative fuels, including coal, nuclear energy and biofuels;

•	demand for electricity and natural gas used as fuel for electricity generation;

•	the level of global oil, gas and NGL inventories and exploration and production activity; and

•	the quality of oil and gas produced.

The long-term effect of these and other factors on the prices of oil, gas and NGL is uncertain. Prolonged or further declines in these commodity prices may have the following effects on QEP’s business:

•	adversely affecting QEP’s financial condition and liquidity and QEP’s ability to finance planned capital expenditures, borrow money, repay debt and raise additional capital;

•	reducing the amount of oil, gas and NGL that QEP can produce economically;

•	causing QEP to delay or postpone some of its capital projects;

•	reducing QEP’s revenues, operating income or cash flows;

•	reducing the amounts of QEP’s estimated proved oil, gas and NGL proved reserves;

•	reducing the carrying value of QEP’s oil and gas properties due to recognizing additional impairments of proved and unproved properties;

•	limiting QEP’s access to, or increasing the cost of, sources of capital such as equity and long-term debt; and

•	decreasing the value of QEP’s common stock.

Lower oil, gas and NGL prices or negative adjustments to oil, gas and NGL reserves may result in significant impairment charges.

Lower commodity prices may not only decrease QEP’s revenues, operating income and cash flows but also may reduce the amount of oil, gas and NGL that QEP can produce economically. GAAP requires QEP to write down, as a non-cash charge to earnings, the carrying value of its oil and gas properties in the event it has impairments. QEP is required to perform impairment tests on its assets periodically and whenever events or changes in circumstances warrant a review of its assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of its assets, the carrying value may not be recoverable, and, therefore, a write-down may be required. During the years ended December 31, 2016, 2015 and 2014, QEP recorded impairment charges of $1,172.7 million, $39.3 million and $1,041.4 million, respectively, on its proved properties and $17.9 million, $2.0 million and $101.8 million, respectively, on its unproved properties. QEP also recorded goodwill impairment of $3.7 million and $14.3 million during the years ended December 31, 2016 and 2015, respectively.

The Company may not be able to economically find and develop new reserves.

The Company’s profitability depends not only on prevailing prices for oil, gas and NGL, but also on its ability to find, develop and acquire oil and gas reserves that are economically recoverable. Producing oil and gas reservoirs are generally characterized by declining production rates that vary depending on reservoir characteristics. Because oil and gas production volumes from unconventional wells typically experience relatively steep declines in the first year of operation and continue to decline over the economic life of the well, QEP must continue to invest significant capital to find, develop and acquire oil and gas reserves to replace those depleted by production. Failure to find or acquire additional reserves would cause reserves and production to decline materially from their current levels.

Oil and gas reserve estimates are imprecise, may prove to be inaccurate, and are subject to revision. Any significant inaccuracies in QEP’s reserve estimates or underlying assumptions may negatively affect the quantities and present value of QEP’s reserves.

QEP’s proved oil and gas reserve estimates are prepared annually by independent reservoir engineering consultants. Oil and gas reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and timing of development expenditures. The accuracy of these estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Reserve estimates are imprecise and will change as additional information becomes available. Estimates of economically recoverable reserves and future net cash flows prepared by different engineers or by the same engineers at different times may vary significantly. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimation process involves economic assumptions relating to commodity prices, operating costs, severance and other taxes, capital expenditures and remediation costs. Actual results most likely will vary from the estimates. Any significant variance from these assumptions could affect the recoverable quantities of reserves attributable to any particular property, the classifications of reserves, the estimated future net cash flows from proved reserves and the present value of those reserves.

Investors should not assume that QEP’s presentation of the Standardized Measure of Discounted Future Net Cash Flows relating to Proved Reserves in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein, is reflective of the current market value of the estimated oil and gas reserves. In accordance with SEC disclosure rules, the estimated discounted future net cash flows from QEP’s proved reserves are based on the first-of-the-month prior 12-month average prices and current costs on the date of the estimate, holding the prices and costs constant throughout the life of the properties and using a discount factor of 10% per year. Actual future production, prices and costs may differ materially from those used in the current estimate, and future determinations of the Standardized Measure of Discounted Future Net Cash Flows using similarly determined prices and costs may be significantly different from the current estimate. Therefore, reserve quantities may change when actual prices increase or decrease.

We recently received comments from the SEC staff in connection with the staff’s routine review of our filings. The SEC’s review is not yet complete, and we may be required to make changes, including lowering the amount of reported reserves, to our filings in order to respond to the SEC staff’s comments.

We recently received comment letters from the staff of the SEC’s Division of Corporation Finance (the “Staff”) relating to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Form 10-K is incorporated by reference into this prospectus supplement and the accompanying prospectus. Primarily, the Staff has provided us with comments regarding various aspects of our proved reserves reported at December 31, 2016 and requested additional information relating to our proved undeveloped reserves in our reserve report and our conversion of those proved undeveloped reserves to proved developed reserves. We have responded to the Staff’s latest comment letter received on September 13, 2017.

We believe the methodology we use to prepare our reserve estimates is appropriate. We provided the Staff with the information they most recently requested and we believe we are in a position to resolve all of the prior comments we have received although it is possible the Staff will raise additional questions. Until the Staff’s review is closed, there is a risk that our reserve estimates may require amendments, and if so, we may be required to restate our financial statements. Any such amendments or restatements could have an adverse effect on the market price for our securities.

Our use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether producible hydrocarbons are, in fact, present in those structures in economic quantities. In addition, the use of 3-D seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. As a result, our drilling activities may not be successful or economical.

Shortages of qualified personnel and/or oilfield equipment and services could impact results of operations.

The oil and gas industry has long suffered a skills shortage, recognized by many to be a threat to future growth. This skills shortage has been exacerbated by depressed oil and gas prices in 2015 and 2016 and the resulting loss of skilled workers through layoffs in the oil and gas industry during these years. The demand for and availability of qualified and experienced personnel to drill wells and conduct field operations, in addition to geologists, geophysicists, engineers, landmen and other professionals in the oil and gas industry will create challenges for QEP and its competitors and may cause periodic and problematic personnel shortages. In periods of high prices, there have also been regional shortages of drilling rigs and other equipment. Any cost increases could impact profit margin, cash flow and operating results or restrict the ability to drill wells and conduct operations.

QEP’s operations are subject to operational hazards and unforeseen interruptions for which QEP may not be adequately insured.

There are operational risks associated with the exploration, production, gathering, transporting, and storage of oil, gas and NGL, including:

•	injuries and/or deaths of employees, supplier personnel, or other individuals;

•	fire, explosions and blowouts;

•	earthquakes and other natural disasters;

•	aging infrastructure and mechanical problems;

•	unexpected drilling conditions, including abnormally pressured formations or loss of drilling fluid circulation;

•	pipe, cement or casing failures;

•	title problems;

•	equipment malfunctions and/or mechanical failure;

•	security breaches, cyber attacks, piracy, or terrorist acts;

•	theft or vandalism of oilfield equipment and supplies, especially in areas of increased activity;

•	severe weather;

•	plant, pipeline, railway and other facility accidents and failures;

•	truck and rail loading and unloading problems; and

•	environmental accidents such as oil spills, natural gas leaks, pipeline or tank ruptures, or discharges of air pollutants, brine water or well fluids into the environment.

QEP could incur substantial losses as a result of injury or loss of life, pollution or other environmental damage, damage to or destruction of property or equipment, regulatory compliance investigations, fines or curtailment of operations, or attorneys’ fees and other expenses incurred in the prosecution or defense of litigation. As a working interest owner in wells operated by other companies, QEP may also be exposed to the risks enumerated above from operations that are not within its care, custody or control.

Consistent with industry practice, QEP generally indemnifies drilling contractors and oilfield service companies (collectively, contractors) against certain losses suffered by QEP as the operator and certain third parties resulting from a well blowout or fire or other uncontrolled flow of hydrocarbons, regardless of fault. Therefore, QEP may be liable, regardless of fault, for some or all of the costs of controlling a blowout, drilling a relief and/or replacement well and the cleanup of any pollution or contamination resulting from a blowout in addition to claims for personal injury or death suffered by QEP’s employees and certain others. QEP’s drilling contracts and oilfield service agreements, however, often provide that the contractor will indemnify QEP for claims related to injury and death of employees of the contractor and its subcontractors and for property damage suffered by the contractor and its subcontractors.

QEP’s insurance coverage may not be sufficient to cover against 100% of potential losses arising as a result of the foregoing risks. QEP has limited or no coverage for certain other risks, such political risk, lost reserves, business interruption, cyber risk, earthquakes, war and terrorism. Although QEP believes the coverage and amounts of insurance that it carries are consistent with industry practice, QEP does not have insurance protection against all risks that it faces because QEP chooses not to insure certain risks, insurance is not available at a level that balances the costs of insurance and QEP’s desired rates of return, or actual losses may exceed coverage limits. QEP could sustain significant losses and substantial liability for uninsured risks. The occurrence of a significant event against which QEP is not fully insured could have a material adverse effect on its financial condition, results of operations and cash flows.

Part of our strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations involve utilizing some of the latest drilling and completion techniques. Risks that we face while drilling horizontal wells include, but are not limited to, the following:

•	spacing of wells to maximize production rates and recoverable reserves;

•	landing the wellbore in the desired drilling zone;

•	staying in the desired drilling zone while drilling horizontally through the formation;

•	running casing the entire length of the wellbore;

•	being able to run tools and other equipment consistently through the horizontal wellbore; and

•	controlling high pressure wells.

Risks that we face while completing our wells include, but are not limited to our inability to:

•	fracture stimulate the planned number of stages;

•	run tools the entire length of the wellbore during completion operations;

•	successfully clean out the wellbore after completion of the final fracture stimulation stage;

•	prevent unintentional communication with other wells; and

•	design and maintain efficient artificial lift throughout the life of the well.

If our drilling and completion activities do not meet our anticipated results or we are unable to execute our drilling program because of capital constraints, lease expirations, limited access to gathering systems, limited takeaway capacity and/or declines in crude oil and natural gas prices, the return on our investment for certain projects may not be as attractive as we anticipate. Further, as a result of any of these developments, we could incur material write-downs of our oil and gas properties and the value of our undeveloped acreage could decline in the future.

QEP has limited control over the activities on properties it does not operate.

Other companies operate some of the properties in which QEP has an interest. QEP has limited ability to influence or control the operation or future development of these non-operated properties, including compliance with environmental, safety and other regulations, or the amount or timing of capital expenditures that QEP is required to fund with respect to them. The failure of an operator of QEP’s wells to adequately perform operations, an operator’s breach of the applicable agreements with QEP or an operator’s failure to act in ways that are in QEP’s best interest could reduce QEP’s production and revenues. QEP’s dependence on the operator and other working interest owners to complete these projects and QEP’s limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of QEP’s targeted returns on capital in drilling or acquisition activities, lead to unexpected future costs, or adversely affect the timing of activities.

Multi-well pad drilling may result in volatility in QEP operating results and delay conversion of PUD reserves.

QEP utilizes multi-well pad drilling where practical. For example, in the Permian Basin, QEP utilizes “tank-style” development, in which we drill and complete all wells in a given “tank” before any individual well is turned to production. Wells drilled on a pad are not brought into production until all wells on the pad are drilled and cased and the drilling rig is moved from the location. In addition, existing wells that offset newly drilled wells may be temporarily shut-in during the drilling and completion process. As a result, multi-well pad drilling delays the completion of wells and the commencement of production, which may cause volatility in QEP’s quarterly operating results. Existing wells that offset new wells being completed by QEP or offset operators may also need to be temporarily shut-in during the completion process. Such delays and well shut-ins have caused and may continue to cause volatility in QEP’s quarterly operating results. In addition, delays in completion of wells may impact planned conversion of PUD reserves to proved developed.

Lack of availability of refining, gas processing, storage, gathering or transportation capacity will likely impact results of operations.

The lack of availability of satisfactory oil, gas and NGL gathering and transportation, including trucks, railways and pipelines, gas processing, storage or refining capacity may hinder QEP’s access to oil, gas and NGL markets or delay production from its wells. QEP’s ability to market its production depends in substantial part on the availability and capacity of gathering, transportation, gas processing facilities, storage or refineries owned and operated by third parties. Although QEP has some contractual control over the transportation of its production through firm transportation arrangements, third-party systems may be temporarily unavailable due to market conditions, mechanical failures, accidents or other reasons. If gathering, transportation, gas processing or storage facilities do not exist near producing wells; if gathering, transportation, gas processing, storage or refining capacity is limited; or if gathering, transportation, gas processing or refining capacity is unexpectedly disrupted, completion activity could be delayed, sales could be reduced, or production shut-in, each of which could reduce profitability. Furthermore, if QEP were required to shut in wells, it might also be obligated to pay certain demand charges for gathering and processing services, firm transportation charges on interstate pipelines as well as shut-in royalties to certain mineral interest owners in order to maintain its leases; or depending on the specific lease provisions, some leases could terminate. In addition, rail accidents involving crude oil carriers have resulted in new regulations, and may result in additional regulations, on transportation of oil by railway. QEP might be required to install or contract for additional treating or processing equipment, which could increase costs. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand, transportation pressures, damage to or destruction of transportation facilities and general economic conditions could also adversely affect QEP’s ability to transport oil and gas.

Certain of QEP’s undeveloped leasehold assets are subject to lease agreements that will expire over the next several years unless production is established on units containing the acreage.

Leases on oil and gas properties typically have a term of three to five years after which they expire unless, prior to expiration, a well is drilled and production of hydrocarbons in paying quantities is established. If QEP’s leases expire and QEP is unable to renew the leases, QEP will lose its right to develop the related reserves. While QEP seeks to actively manage its leasehold inventory by drilling sufficient wells to hold the leases that it believes are material to its operations, QEP’s drilling plans are subject to change based upon various factors, including drilling results, oil and gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals.

SEC rules require that, subject to limited exceptions, proved undeveloped reserves may only be classified as proved reserves if they relate to wells scheduled to be drilled within five years after the date of booking.

SEC rules require that, subject to limited exceptions, proved undeveloped (“PUD”) reserves may only be classified as proved reserves if they are from wells scheduled to be drilled within five years after the date of booking. QEP may be required to write down its PUD reserves if it is not successful in drilling PUD wells within the required five-year time frame. Recovery of PUD reserves requires the expenditure of significant capital and successful drilling operations. At December 31, 2016, approximately 51% of our estimated proved reserves were PUD reserves. These reserve estimates reflect our plans to make significant capital expenditures to convert our PUDs into proved developed reserves, requiring an estimated $3.1 billion during the five years ending December 31, 2021. The estimated development costs may not be accurate; timing to incur such costs may change; development may not occur as scheduled; and results may not be as estimated.

QEP’s identified potential well locations are scheduled over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, QEP may not be able to raise the substantial amount of capital that would be necessary to drill its potential well locations.

QEP has specifically identified and scheduled certain well locations as an estimation of its future multi-year drilling activities on its existing acreage. These well locations represent a significant part of QEP’s growth strategy. QEP’s ability to drill and develop these locations is impacted by a number of uncertainties, including the ongoing review and analysis of geologic and engineering data, oil and gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, potential interference between infill and existing wells, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water and water disposal facilities, regulatory approvals and other factors. Because of these factors, QEP does not know if the potential well locations QEP has identified will be drilled or if QEP will be able to produce oil and gas from these or any other potential well locations. In addition, any drilling activities QEP is able to conduct on these potential locations may not be successful or result in QEP’s ability to add additional proved reserves to its overall proved reserves or may result in a downward revision of its estimated proved reserves, which could have a material adverse effect on QEP’s future business and results of operations.

Renegotiation of gathering, processing and transportation agreements may result in higher costs and/or delays in selling production.

Due to market conditions, many midstream companies are attempting to renegotiate their gathering, processing and transportation agreements with their upstream counterparties. If QEP agrees to renegotiate its midstream agreements, the costs QEP pays for midstream services may increase. If QEP and any of its midstream service providers cannot agree on revised terms to these agreements, the midstream service providers may assert that continued performance of their obligations under these contracts is uneconomic and attempt to terminate or alter the agreements, which could hinder QEP’s access to oil, gas and NGL markets, increase costs and/or delay completion of or production from its wells. Disputes over termination or changes to such agreements could result in arbitration or litigation, causing uncertainty about the status of the agreements and further delays. For example, an entity that purchases, gathers and processes natural gas produced from oil wells operated by QEP in the Williston Basin claimed during the first half of 2016 that the decline in commodity prices had rendered its gathering and processing operations “uneconomic” and demanded that QEP pay additional fees for gathering and processing services and refused to connect new wells to the gathering system. QEP disputed the entity’s claims and commenced arbitration. In November 2016, the parties dismissed the arbitration and entered into a new agreement with an extended term, a revised fee structure and increased capacity. Until the dispute was resolved, QEP experienced delays in completing new wells in the area, which adversely impacted QEP’s production and results of operations during 2016.

QEP is required to pay fees to some of its midstream service providers based on minimum volumes regardless of actual volume throughput.

QEP has contracts with some third-party service providers for gathering, processing and transportation services with minimum volume delivery commitments. As of December 31, 2016, QEP’s aggregate long-term contractual obligation under these agreements was $680.3 million. QEP is obligated to pay fees on minimum volumes to service providers regardless of actual volume throughput. These fees could be significant and have a material adverse effect on QEP’s results of operations.

QEP is dependent on its revolving credit facility and continued access to capital markets to successfully execute its operating strategies.

If QEP is unable to obtain needed capital or financing on satisfactory terms, QEP may experience a decline in its oil and gas production rates and reserves. QEP is partially dependent on external capital sources to provide financing for certain projects. The availability and cost of these capital sources is cyclical, and these capital sources may not remain available, or the Company may not be able to obtain financing at a reasonable cost in the future. Over the last few years, conditions in the global capital markets have been volatile, making terms for certain types of financing difficult to predict, and in certain cases, resulting in certain types of financing being unavailable. If QEP’s revenues decline as a result of lower oil, gas or NGL prices, operating difficulties, declines in production or for any other reason, QEP may have limited ability to obtain the capital necessary to sustain its operations at current levels. QEP currently has no borrowings under its unsecured revolving credit facility. In the past, QEP has utilized its revolving credit facility, provided by a group of financial institutions, to meet short-term funding needs. Borrowings under its revolving credit facility incur floating interest rates. From time to time, the Company may use interest rate derivatives to manage the interest rate on a portion of its floating-rate debt. The interest rates for the Company’s revolving credit facility are tied to QEP’s ratio of indebtedness to consolidated EBITDA (as defined in the credit agreement). QEP’s failure to obtain additional financing could result in a curtailment of its operations relating to exploration and development of its prospects, which in turn could lead to a possible reduction in QEP’s oil or gas production, reserves and revenues, and could negatively impact QEP’s results of operations.

We may not be able to complete the Credit Facility Amendment.

We are currently in the process of amending and extending our revolving credit facility. In connection with such amendment, among other things, we anticipate that we will extend the stated maturity from December 2019 to September 2022 and will reduce aggregate loan commitments under our revolving credit facility from $1,800.0 million to $1,350.0 million, subject to certain conditions, and revise certain of the rates, fees and financial covenants to which we are subject. See “Summary—Recent Developments—Credit Facility Amendment.” Our ability to amend our revolving credit facility will depend on a number of factors, including market conditions and our ability to agree to acceptable terms with the lenders thereunder. The credit facility amendment may not be entered into on the terms described in this prospectus supplement, or at all, and remains subject to negotiation and agreement by us and the lenders under our revolving credit facility. If we are unable to amend our revolving credit facility, our business and financial condition may be adversely impacted.

Failure to fund continued capital expenditures could adversely affect QEP’s properties.

QEP’s exploration, development and acquisition activities require capital expenditures to achieve production and cash flows. Historically, QEP has funded its capital expenditures through a combination of cash flows from operations, its revolving credit facility, debt issuances, equity offerings and occasional sales of non-core assets. Future cash flows from operations are subject to a number of variables, such as the level of production from existing wells, prices of oil, gas and NGL, and QEP’s success in finding, developing and producing new reserves.

QEP’s use of derivative instruments to manage exposure to uncertain prices could result in financial losses or reduce its income.

QEP uses commodity price derivative arrangements to reduce exposure to the volatility of oil, gas and NGL prices, and to protect cash flow and returns on capital from downward commodity price movements. To the extent the Company enters into commodity derivative transactions, it may forgo some or all of the benefits of commodity price increases. Additional financial regulations may change QEP’s reporting and margin requirements relating to such instruments. Furthermore, QEP’s use of derivative instruments through which it attempts to reduce the economic risk of its participation in commodity markets could result in increased volatility of QEP’s reported results. Changes in the fair values (gains and losses) of derivatives are recorded in QEP’s income, which creates the risk of volatility in earnings even if no economic impact to QEP has occurred during the applicable period. QEP has incurred significant unrealized gains and losses in prior periods and may continue to incur these types of gains and losses in the future.

QEP is exposed to counterparty credit risk as a result of QEP’s receivables and commodity derivative transactions.

QEP has significant credit exposure to outstanding accounts receivable from purchasers of its production and joint working interest owners. This counterparty credit risk is heightened during times of economic uncertainty, tight credit markets and low commodity prices. Because QEP is the operator of a majority of its production and major development projects, QEP pays joint venture expenses and in some cases makes cash calls on its non-operating partners for their respective shares of joint venture costs. These projects are capital intensive and, in some cases, a non-operating partner may experience a delay in obtaining financing for its share of the joint venture costs. Counterparty liquidity problems could result in a delay or collection issues in QEP receiving proceeds from commodity sales or reimbursement of joint venture costs. Credit enhancements, such as parental guarantees, letters of credit or prepayments, have been obtained from some but not all counterparties. Nonperformance by a trade creditor or joint venture partner could result in financial losses. In addition, QEP’s commodity derivative transactions expose it to risk of financial loss if the counterparty fails to perform under a contract. During periods of falling commodity prices, QEP’s commodity derivative receivable positions increase, which increases its counterparty credit exposure. QEP monitors creditworthiness of its trade creditors, joint venture partners, derivative counterparties and financial institutions on an ongoing basis. However, if one of them were to experience a sudden change in liquidity, it could impair such a party’s ability to perform under the terms of QEP’s contracts. QEP is unable to predict sudden changes in creditworthiness or ability of these parties to perform and could incur significant financial losses.

QEP faces various risks associated with the trend toward increased opposition to oil and gas exploration and development activities.

Opposition to oil and gas drilling and development activity has been growing globally and is particularly pronounced in the U.S. Companies in the oil and gas industry, such as QEP, are often the target of activist efforts from both individuals and ENGOs regarding safety, environmental compliance and business practices. Anti-development activists are working to, among other things, reduce access to federal and state government lands and delay or cancel certain projects such as the development of oil or gas shale plays. For example, ENGOs and other environmental activists continue to advocate for increased regulations on shale drilling in the U.S., even in jurisdictions that are among the most stringent in their regulation of the industry. Future activist efforts could result in the following:

•	delay or denial of drilling and other necessary permits;

•	shortening of lease terms or reduction in lease size;

•	restrictions on installation or operation of production or gathering facilities;

•	more stringent setback requirements from houses, schools and businesses;

•	towns, cities, states and counties considering bans on certain activities, including hydraulic fracturing;

•	restrictions on the use of certain operating practices, such as hydraulic fracturing, or the disposition of related waste materials, such as hydraulic fracturing fluids and produced water;

•	reduced access to water supplies;

•	increased severance and/or other taxes;

•	cyber attacks;

•	legal challenges or lawsuits;

•	negative publicity about QEP;

•	disinvestment campaigns;

•	increased costs of doing business;

•	reduction in demand for QEP’s production;

•	other adverse effects on QEP’s ability to develop its properties and increase production;

•	increased regulation of rail transportation of crude oil;

•	opposition to the construction of new oil and gas pipelines; and

•	postponement of federal and state oil and gas lease sales.

QEP may incur substantial costs associated with responding to these initiatives or complying with any resulting additional legal or regulatory requirements that are not adequately provided for, which could have a material adverse effect on its business, financial condition and results of operations.

QEP faces significant competition and certain of its competitors have resources in excess of QEP’s available resources.

QEP operates in the highly competitive areas of oil and gas exploration, exploitation, acquisition and production. QEP faces competition from:

•	large multi-national, integrated oil companies;

•	U.S. independent oil and gas companies;

•	service companies engaging in oil and gas exploration and production activities; and

•	private equity funds investing in oil and gas assets.

QEP faces competition in a number of areas such as:

•	acquiring desirable producing properties or new leases for future exploration;

•	marketing its oil, gas and NGL production;

•	obtaining the equipment and expertise necessary to operate and develop properties; and

•	attracting and retaining employees with certain critical skills.

Certain of QEP’s competitors have financial and other resources in excess of those available to QEP. Such companies may be able to pay more for oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than QEP’s financial or human resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than QEP is able to offer. This highly competitive environment could have an adverse impact on QEP’s ability to execute its strategy, QEP’s financial condition and its results of operations.

QEP may be unable to make acquisitions, successfully integrate acquired businesses and/or assets, or adjust to the effects of divestitures, causing a disruption to its business.

One aspect of QEP’s business strategy calls for acquisitions of businesses and assets that complement or expand QEP’s current business, such as QEP’s 2017 Permian Basin Acquisition completed in October 2017.

QEP cannot provide assurance that it will be able to identify additional acquisition opportunities. Even if QEP does identify additional acquisition opportunities, it may not be able to complete the acquisitions due to capital constraints. Any acquisition of a business or assets involves potential risks, including, among others:

•	difficulty integrating the operations, systems, management and other personnel and technology of the acquired business or assets with QEP’s own;

•	the assumption of unidentified or unforeseeable liabilities, resulting in a loss of value;

•	the inability to hire, train or retain qualified personnel to manage and operate QEP’s growing business and assets; or

•	a decrease in QEP’s liquidity to the extent it uses a significant portion of its available cash or borrowing capacity to finance acquisitions or operations of the acquired properties.

Organizational modifications due to acquisitions, divestitures or other strategic changes can alter the risk and control environments; disrupt ongoing business; distract management and employees; increase expenses; result in additional liabilities, investigations and litigation; harm QEP’s strategy; and adversely affect results of operations. Even if these challenges can be dealt with successfully, the anticipated benefits of any acquisition, divestiture or other strategic change may not be realized.

In addition, QEP’s credit agreement and the indentures governing QEP’s senior notes impose certain limitations on QEP’s ability to enter into mergers or combination transactions. QEP’s credit agreement also limits QEP’s ability to incur certain indebtedness, which could indirectly limit QEP’s ability to engage in acquisitions.

QEP may be unable to dispose of assets on financially attractive terms, resulting in reduced cash proceeds.

QEP continually evaluates its portfolio of assets relative to capital investments, divestitures and joint venture opportunities. The success of such activity depends, in part, upon QEP’s ability to identify suitable buyers or joint venture partners; assess potential transaction terms; negotiate agreements; and, if applicable, obtain required approvals. Various factors could materially affect QEP’s ability to dispose of assets on terms acceptable to QEP. Such factors include, but are not limited to, current commodity prices, laws, regulations and the permitting process impacting oil and gas operations in the areas where the assets are located, covenants under QEP’s credit agreement, tax impacts, willingness of the purchaser to assume certain liabilities such as asset retirement obligations, QEP’s willingness to indemnify buyers for certain matters, and other factors. Inability to achieve a desired price for assets, or underestimation of amounts of retained liabilities or indemnification obligations, can result in a reduction of cash proceeds, a loss on sale due to an excess of the asset’s net book value over proceeds, or liabilities that must be settled in the future at amounts that are higher than QEP had expected.

QEP is involved in legal proceedings that may result in substantial liabilities.

Like many oil and gas companies, the Company is involved in various legal proceedings, including threatened claims, such as title, royalty, and contractual disputes. The cost to settle legal proceedings (asserted or unasserted), or satisfy any resulting judgment against the Company in such proceedings could result in a substantial liability, which could materially and adversely impact the Company’s cash flows and operating results for a particular period. Judgments and estimates to determine accruals or range of losses related to legal proceedings could change from one period to the next, and such changes could be material. Current accruals may be insufficient.

Failure of the Company’s controls and procedures to detect errors or fraud could seriously harm its business and results of operations.

QEP’s management, including its chief executive officer and chief financial officer, does not expect that the Company’s internal controls and disclosure controls will prevent all possible errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are being met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls are evaluated relative to their costs. Because of the inherent limitations in all control systems, no evaluation of QEP’s controls can provide absolute assurance that all control issues and instances of fraud, if any, in the Company have been detected. The design of any system of controls is based in part upon the likelihood of future events, and there can be no assurance that any design will succeed in achieving its intended goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions, or the degree of compliance with its policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

QEP relies on highly skilled personnel and, if QEP is unable to retain or motivate key personnel, hire qualified personnel, or transfer knowledge from retiring personnel, QEP’s operations may be negatively impacted.

QEP’s performance largely depends on the talents and efforts of highly skilled individuals. QEP’s future success depends on its continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of its organization. Competition in the oil and gas industry for qualified employees is intense. QEP’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees. QEP does not have employment agreements with or maintain key-man insurance for its key management personnel. The loss of services of one or more of its key management personnel could have a negative impact on QEP’s financial condition and results of operations.

In certain areas of QEP’s business, institutional knowledge resides with employees who have many years of service. As these employees retire, QEP may not be able to replace them with employees of comparable knowledge and experience. QEP’s efforts at knowledge transfer could be inadequate. If knowledge transfer, recruiting and retention efforts are inadequate, access to significant amounts of internal historical knowledge and expertise could become unavailable to QEP and could negatively impact QEP’s business.

General economic and other conditions could negatively impact QEP’s operating results.

QEP’s operating results may also be negatively affected by changes in global economic conditions; availability and economic viability of oil and gas properties for sale or exploration; rate of inflation and interest rates; assumptions used in business combinations; weather and natural disasters; changes in customers’ credit ratings; competition from other forms of energy, other pipelines and storage facilities; effects of accounting policies issued periodically by accounting standard-setting bodies; and terrorist attacks or acts of war.

QEP is exposed to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

The oil and gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development, production, and processing activities. For example, QEP depends on digital technologies to interpret seismic data, manage drilling rigs, production equipment and gathering systems, conduct reservoir modeling and reserves estimation, and process and record financial and operating data. Pipelines, refineries, power stations and distribution points for both fuels and electricity are becoming more interconnected by computer systems. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. QEP’s technologies, systems, networks, and those of its vendors, suppliers and other business partners may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of its business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. QEP’s systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, QEP may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. QEP does not maintain specialized insurance for possible liability resulting from a cyber attack on its assets that may shut down all or part of QEP’s business.

While QEP has experienced cyber attacks, QEP is not aware of any material losses relating to cyber attacks; however, there is no assurance that QEP will not suffer such losses in the future. In addition, as cybersecurity threats continue to evolve, QEP may expend additional resources to continue to modify or enhance its protective measures or to investigate or remediate any cybersecurity vulnerabilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $492.5 million. We intend to use the net proceeds from this offering, together with cash on hand and, if necessary, borrowings under our revolving credit facility, to fund the consideration payable in the Tender Offers and the Redemption. If the aggregate principal amount of Target Notes accepted for payment in the Tender Offers and 2018 Notes redeemed in connection with the Redemption is less than the net proceeds of this offering, we expect to use the remainder of those proceeds for general corporate purposes, including the repayment or redemption of outstanding indebtedness.

The consummation of this offering is not conditioned on the completion of any or all of the Tender Offers. Until we apply the net proceeds for the purposes described above with respect to the Tender Offers and the Redemption, we may invest the net proceeds in short-term, liquid investments. For a more detailed discussion of the Tender Offers and the Redemption, see “Summary—Recent Developments.”

As of September 30, 2017, we had approximately $134.0 million in aggregate principal amount of our 2018 Notes outstanding, approximately $136.0 million in aggregate principal amount of our 2020 Notes outstanding and $625.0 million in aggregate principal amount of our 2021 Notes outstanding. The 2018 Notes, 2020 Notes and 2021 Notes bear interest at 6.80%, 6.80% and 6.875%, respectively.

Certain of the underwriters and/or their respective affiliates hold a portion of the Target Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering if such Target Notes are tendered in the Tender Offers. Additionally, certain of the underwriters and/or their respective affiliates hold a portion of the 2018 Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering in connection with the Redemption. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

•	on a consolidated historical basis; and

•	on an as adjusted basis to give effect to (i) the 2017 Permian Basin Acquisition and (ii) this offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds.”

This table is derived from, should be read together with, and is qualified in its entirety by reference to, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which is incorporated by reference herein.

	As of September 30, 2017
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$782.6	$93.5

Debt:
Revolving credit facility due 2019(2)	—	—
6.800% Senior Notes due 2018(3)	134.0	—
6.800% Senior Notes due 2020(4)	136.0	—
6.875% Senior Notes due 2021(4)	625.0	400.0
5.375% Senior Notes due 2022	500.0	500.0
5.250% Senior Notes due 2023	650.0	650.0
% Senior Notes due 2026(5)	—	500.0

Total long-term debt(6)	$2,045.0	$2,050.0

Equity:
Common stock, par value $0.01 per share (500.0 million shares authorized; 242.8 million shares issued)	2.4	2.4
Treasury stock (1.9 million shares)	(33.2)	(33.2)
Additional paid-in capital	1,390.5	1,390.5
Retained earnings	2,292.3	2,270.9
Accumulated other comprehensive income (loss)	(14.5)	(14.5)

Total equity	3,637.5	3,616.1

Total capitalization	$5,682.5	$5,666.1

(1)	Our As Adjusted cash and cash equivalents gives effect to (i) the completion of our 2017 Permian Basin Acquisition on October 24, 2017 for an aggregate purchase price of $683.5 million, subject to post-closing purchase price adjustments, (ii) the incurrence of approximately $7.5 million in issuance fees and expenses in connection with this offering, the Tender Offers and the Redemption, (iii) approximately $31.9 million in premiums associated with the Tender Offers and Redemption and (iv) approximately $7.9 million of accrued interest. As of October 31, 2017, we had cash and cash equivalents of $24.0 million.
(2)	Our revolving credit facility, which matures in December 2019, provides for loan commitments of $1,800.0 million from a group of financial institutions. As of September 30, 2017, we had no borrowings outstanding and $1.0 million in letters of credit outstanding under the credit facility. We are currently in the process of amending and extending our revolving credit facility and expect to reduce aggregate commitments thereunder to $1,350.0 million. See “Summary—Recent Developments—Amendment to Credit Agreement.”
(3)	On November 6, 2017, we exercised our right under the indenture governing the 2018 Notes to redeem all of our outstanding 2018 Notes at a redemption price equal to 101.607% calculated in accordance with the indenture. We expect the Redemption to be completed on or about December 6, 2017.

(4)	Assumes that the 2020 Notes are fully tendered and accepted and that $225.0 million of 2021 Notes are tendered and accepted in the Tender Offers.
(5)	Represents the aggregate principal amount of notes offered hereby, assuming the notes are issued at par and excluding underwriter discounts.
(6)	Does not reflect $20.4 million, on a historical basis, and $25.9 million, on an as adjusted basis, of unamortized discount and unamortized debt issuance costs as of September 30, 2017.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes QEP’s share of pre-tax earnings of equity investees. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs, and the interest portion of rental expense estimated at 33%.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016		2015		2014		2013	2012
Ratio of Earnings to Fixed Charges	2.8x	—	(1)	—	(1)	—	(1)	1.7x	1.0x

(1)	For the years ended December 31, 2016, 2015 and 2014, our earnings were insufficient to cover our fixed charges by approximately $1,953.2 million, $243.0 million and $642.0 million, respectively.

DESCRIPTION OF NOTES

General

We are offering $500,000,000 aggregate principal amount of     % Senior Notes due 2026 pursuant to this prospectus supplement. We will issue the notes as a series of debt securities under that certain indenture dated as of March 1, 2012 between us and Wells Fargo Bank, National Association, as trustee. The following description is only a summary of certain provisions of the indenture. This summary description is not meant to be a complete description of the indenture or the terms of the notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The following description of the particular terms of the notes supplements the description in the accompanying base prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description, the following description replaces that in the accompanying base prospectus. Terms not otherwise defined below will have the meaning assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we may issue in the future under the indenture, including the notes.

In this description of notes, the words “QEP,” the “Company,” “we,” “us” and “our” refer only to QEP Resources, Inc. and do not include its direct or indirect subsidiaries.

Ranking

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our unsecured subordinated indebtedness from time to time outstanding. The notes are our obligations exclusively, and are not obligations of our subsidiaries. Since we are a holding company, claims of creditors of our subsidiaries will have priority over the claims of holders of these notes with respect to the assets of those subsidiaries. Other than a limitation on liens covenant that limits secured debt, the indenture does not contain restrictive covenants that would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the notes protection if a highly leveraged transaction involving us were to adversely affect holders. In addition to the notes we are offering in this prospectus supplement, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount.

We are a holding company and our only material asset is the capital stock of our subsidiaries. Our operations are conducted through our subsidiaries and our cash flow will be derived principally from dividends on the capital stock of our subsidiaries.

Denominations, Principal, Maturity and Interest

The notes initially will be issued in an aggregate principal amount of $500,000,000 and will mature on                 , 2026. We may, from time to time, without the consent of the holders of the notes, reopen this series of notes and issue additional notes of the same series having the same terms (except for the issue date, offering and sale prices and, in some cases, the first interest payment date). The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. References in this “Description of Notes” section to the “notes” include the notes originally issued in accordance with this prospectus supplement and any additional notes subsequently issued under the indenture. The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest at the annual rate for the notes set forth on the cover page of this prospectus supplement is payable semi-annually in arrears on                  and                 of each year, commencing                 , 2018. We will make

each interest payment to the persons who are registered holders of the notes at the close of business on the preceding                  and                 , respectively. Interest will be computed on the basis of a 360-day year consisting of twelve months of 30 days each. Interest will accrue from                 , 2017. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

Before the date that is three months prior to the maturity date (the “Par Call Date”), the notes may be redeemed at our option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued interest on the notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

If the notes are redeemed on or after the date that is three months prior to the maturity date for the notes, the notes may be redeemed, in whole or in part, at our option at par plus accrued interest thereon to but not including the redemption date.

For the purposes of the notes:

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes (assuming for this purpose that the notes matured on the Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by another method as the trustee shall deem fair and appropriate in accordance with DTC procedures.

Mandatory Redemption; Sinking Fund

Except as described above, the notes will not be redeemable by us prior to maturity, will not be subject to repurchase by us at the option of the holders prior to maturity and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

Change of Control

If a Change of Control occurs and is accompanied by a Rating Decline (together, a “Change of Control Triggering Event”), each registered holder of the notes will have the right to require us to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder of notes with a copy to the trustee stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(3) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date we will, to the extent lawful:

(1) accept for payment all notes or portions thereof (in integral multiples of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn under the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of notes under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the notes.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control offer provisions of the notes, the following terms will be applicable:

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or equivalent governing body of the Company ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Rating Agencies” means Moody’s and S&P.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies decreases its rating of the notes to a rating that is below its rating of the notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies.

“S&P” means S&P Global Ratings or, if S&P Global Ratings shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

Restrictive Covenant—Limitation on Liens

Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our or a subsidiary’s properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•	Liens existing as of the date of the indenture;

•	any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or such subsidiary to acquire such property); provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•	Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) such acquisition or the completion of such construction, or (ii) the commencement of operation of the property; provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on the property or assets, real, personal or mixed, of a subsidiary or of or upon or in any income or profits therefrom, which are outstanding at the time such subsidiary became a subsidiary;

•	Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary for the purpose of developing such properties;

•	Liens on any investment (as defined in the indenture) of ours or that of a subsidiary in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary;

•	any Lien not otherwise permitted by the indenture, if, after giving effect to the creation or assumption of the proposed mortgage, pledge, Lien, encumbrance or security interest, the sum of (i) all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and (ii) to the extent not included in (i), all attributable debt (as defined in the indenture) of us and our subsidiaries does not exceed 15% of our consolidated capitalization (as defined in the indenture);

•	any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by any Lien created, existing or assumed in accordance with the provisions set forth above, inclusive, provided that the principal amount of the obligation or indebtedness secured by such refunding or extended Liens shall not exceed the principal amount of the obligation or indebtedness then outstanding at the time of such refunding or extension, together with related refinancing costs, and that such refunding or extended Liens shall be limited in lien to the same property that secured the obligation or indebtedness refunded or extended, or property substituted therefor and property acquired after the date thereof and subject to the Lien thereof, in accordance with the provisions of such refunding or extension;

•	Liens upon any office equipment or data processing equipment (including, without limitation, computer and computer peripheral equipment) or any motor vehicles, tractors or trailers;

•	Liens of or upon or in current assets of ours or a subsidiary, determined in accordance with GAAP, created or assumed to secure indebtedness incurred in the ordinary course of business;

•	Liens that are payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary;

•	Liens to secure indebtedness incurred to finance advances made by us or any subsidiary to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development; provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•	any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, other hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•	Liens which secure indebtedness of a subsidiary of ours or another subsidiary.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens not in excess of $10,000,000, and certain liens arising in connection with leases (including pursuant to sale and leaseback transactions), easements and rights of way.

Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States of America), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in

DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner and holder of a global note, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC’s system in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC’s system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	we receive notice from DTC that it is unwilling or unable to continue as depository for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary for the global notes registered as clearing agency under the Exchange Act within 90 days after the date we receive such notice or learn that DTC has ceased to be so registered;

•	an event of default has occurred and is continuing; or

•	we, in our sole discretion, determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash in this offering at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to investors for cash (excluding sales to underwriters, bond houses, brokers, placement agents, wholesalers or other persons acting in a similar capacity)). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules under U.S. federal income tax law, including, without limitation:

•	persons that tender Target Notes in the Tender Offers;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein);

•	U.S. Holders (as defined below) who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	tax-exempt entities or governmental entities; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS AND THE MEDICARE TAX ON INVESTMENT INCOME), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and as to which one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Stated Interest

Stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Subject to the de minimis OID rule described below, the amount of OID on the notes is the excess of their stated principal amount over “issue price” (as defined above).

The amount of OID on the notes will be considered de minimis and generally ignored if it is less than 0.25 percent (or  1⁄4 of 1 percent) of the stated principal amount, multiplied by the number of complete years from the issue date of the notes to the maturity date of the notes.

If the notes are issued with OID, then:

•	A U.S. Holder must include the total amount of OID in gross income as ordinary income over the life of the note.

•	A U.S. Holder must include OID in income as it accrues, even if such holder is on the cash method of accounting for U.S. federal income tax purposes. This means U.S. Holders are required to include OID in income and pay tax on that income, generally before receiving cash that corresponds to that income.

•	OID accrues on a note on a “constant yield” basis, which takes into account the compounding of interest. Under this method, a U.S. Holder generally will be required to include in income increasing amounts of OID in successive accrual periods.

The rules regarding OID are complex. Accordingly, prospective investors should consult their tax advisors regarding the application of the rules described above.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, taxable exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference, if any, between the amount of cash and the fair market value of any property received on such disposition (less amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such U.S. Holder, increased by any OID previously included in income. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, will generally be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on a note, accrues OID or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note), unless such U.S. Holder is an exempt recipient, such as a corporation or certain tax-exempt organizations and, if requested, certifies as to that status. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder has become subject to backup withholding because the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Interest (Including any OID)

Subject to the discussions below regarding backup withholding and FATCA, interest (which, for purposes of this section “Tax Consequences Applicable to Non-U.S. Holders,” includes any OID (as discussed above under “Tax Consequences to Applicable U.S. Holders—Original Issue Discount”)) paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder will be subject to a U.S. federal withholding tax on payments of interest that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States at a rate of 30%, unless such Non-U.S. Holder is entitled to a reduction in or an exemption from such withholding tax under an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming such reduction in or exemption from withholding tax.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, unless an applicable tax treaty provides otherwise, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a properly completed IRS Form W-8ECI (or other applicable IRS Form W-8), certifying that interest paid on a note is not subject to U.S. federal withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will be taxable on a net basis as if the Non-U.S. Holder were a U.S. Holder (unless an applicable tax treaty provides otherwise). Moreover, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for an exemption or a reduced rate under an applicable tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which will generally be treated as interest and will be subject to the rules discussed above in “—Interest (Including any OID)”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States; or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax (and possible branch profits tax) in generally the same manner as effectively connected interest described above.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable tax treaty). Such gain may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the holder certifies its non-U.S. status as described above under “—Interest (Including any OID).” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States through a non-U.S. office of a non-U.S. broker without any U.S. connections generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or acting as intermediaries). Specifically, a 30% withholding tax may be imposed on payments of interest (including any OID) on, or gross proceeds from the sale or other disposition (including a retirement or redemption) of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of interest (including any OID) on a note, and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Wells Fargo Securities, LLC is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and Wells Fargo Securities, LLC as representative of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Goldman Sachs & Co. LLC
PNC Capital Markets LLC

Total		$500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of     % of the principal amount of the notes, respectively, to other dealers. After the initial public offering, the offering price and other selling terms may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $1.3 million.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Underwriting discount		%	$

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically we have agreed not to directly or indirectly:

•	issue, sell, offer, pledge or contract to sell any debt securities;

•	grant any option, right or warrant for the sale of any debt securities; or

•	lend or otherwise dispose of or transfer any debt securities.

This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and MUFG Securities Americas Inc. are acting as the dealer managers in connection with the Tender Offers, and they will receive customary compensation in connection therewith.

Certain of the underwriters and/or their respective affiliates hold a portion of the Target Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering if such Target Notes are tendered in the Tender Offers. Additionally, certain of the underwriters and/or their respective affiliates hold a portion of the 2018 Notes for their own account and/or for the accounts of customers and will therefore receive a portion of the net proceeds from this offering in connection with the Redemption. An affiliate of Wells Fargo Securities, LLC also serves as trustee under the indenture governing the 2018 Notes and the Target Notes.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters have affiliates that are lenders and/or agents under our revolving credit facility and our term loan and will receive a portion of the proceeds from this offering that are used to pay down the revolving credit facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the eleventh business day following the date pricing of the notes (such settlement being referred to as “T+11”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the eight succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+11, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that:

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriters for any such offer; or

(ii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has also represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

a)	is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the issuer, each underwriter and their respective affiliates (the “Transaction Parties”);

c)	is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

d)	has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e)	is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

f)	understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our oil and gas reserves has been derived from the reports of Ryder Scott Company L.P. and DeGolyer and MacNaughton, independent oil and gas reserve evaluation engineering consultants, and has been included and incorporated by reference herein upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

PROSPECTUS

QEP RESOURCES, INC.

Debt Securities

Common Stock

We may offer, issue and sell, from time to time, our debt securities and common stock. We refer to our debt securities and common stock collectively as the “securities.” We will determine when we sell securities, the amount of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

QEP Resources, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “QEP.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 8 of this prospectus along with the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2015.

About this prospectus

Unless otherwise stated or the context otherwise requires, references in this prospectus to “QEP,” “the Company,” “we,” “our,” or “us” refer to QEP Resources, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, common stock or any combination of the securities, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may provide you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

Where you can find more information

We file reports and other information with the SEC (File No. 001-34778). These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information free of charge regarding issuers that file electronically with the SEC, including us.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its internet site.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference (excluding information deemed to be furnished and not filed with the SEC) the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015;

•	our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on February 25, 2015;

•	our Current Report on Form 8-K filed with the SEC on January 7, 2015; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 800, Denver, Colorado 80265 (telephone number (303) 672-6900).

Special note regarding forward-looking statements

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	impact of the sale of our midstream business;

•	ability to deliver continued growth by focusing on exploration and production assets;

•	compliance with governmental regulations;

•	risks associated with hydraulic fracturing;

•	maintaining leasehold inventory by drilling;

•	adequacy of insurance;

•	timing and impact of proposed environmental legislation and studies;

•	strong liquidity position providing financial flexibility;

•	adequacy of our production and reserves to meet term sales commitments;

•	ability to purchase gas to satisfy delivery commitments;

•	ability to pursue acquisition opportunities;

•	fair value and critical accounting estimates;

•	plans to recover or reject ethane from produced natural gas;

•	our growth strategies;

•	impact of lower or higher commodity prices and interest rates;

•	impact of global geopolitical and macroeconomic events;

•	plans to enter into derivative contracts and managing counterparty risk;

•	plans to drill or participate in wells;

•	results from planned drilling operations and production operations;

•	pro forma results for acquired properties;

•	our liquidity and sufficiency of cash flow from operations, cash-on-hand and availability under our credit facility to fund our planned capital expenditures and operating expenses;

•	plans to divest of non-core assets;

•	expected gain or loss on sale of assets;

•	factors impacting oil, gas and NGL prices;

•	seasonality of our operating results;

•	assumptions regarding equity compensation;

•	ability to realize income tax benefits;

•	recognition of compensation costs related to equity compensation grants;

•	obligations under drilling contracts;

•	amount and allocation of forecasted capital expenditures and plans for funding capital expenditures and operating expenses;

•	the outcome of contingencies such as legal proceedings;

•	estimated accrual for loss contingencies and other items and likelihood that indemnification obligations will be satisfied;

•	financial impact of operational hazards;

•	future expenses and operating costs;

•	the amount, type and timing of derivative contracts and unrealized derivative gains and losses;

•	impact of nonperformance by trade creditors or joint venture partners;

•	adequacy of credit review procedures, loss reserves, customer deposits and collection procedures to protect against credit related issues;

•	our credit rating;

•	loss of any large customer and our ability to replace customers;

•	expected contributions to our pension plans and returns from plan assets;

•	expected savings from service providers;

•	the importance of Adjusted EBITDA (a non-GAAP financial measure) as a measure of performance;

•	delays caused by transportation and refining capacity issues;

•	payment of dividends;

•	considerations regarding the standardized measure of future net cash flows relating to proved reserves;

•	potential for future asset impairments and impact of impairments on financial statements; and

•	factors impacting the timing and amount of share repurchases.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•	changes in gas, oil and NGL prices;

•	general economic conditions, including the performance of financial markets and interest rates;

•	drilling results;

•	shortages of oilfield equipment, services and personnel;

•	lack of available pipeline, processing and refining capacity;

•	our ability to successfully integrate acquired assets or divest of non-core assets;

•	the outcome of contingencies such as legal proceedings;

•	permitting delays;

•	operating risks such as unexpected drilling conditions;

•	weather conditions;

•	the availability and cost of debt and equity financing;

•	changes in laws or regulations;

•	legislation regarding climate change and other initiatives related to drilling and completion techniques, including hydraulic fracturing;

•	derivative activities;

•	volatility in the commodity futures market;

•	substantial liabilities from legal proceedings and environmental claims;

•	failure of internal controls and procedures;

•	failure of our information technology infrastructure or applications;

•	elimination of federal income tax deductions for oil and gas exploration and development costs;

•	regulatory approvals and compliance with contractual obligations;

•	actions, or inaction, by federal, state, local or tribal governments;

•	lack of, or disruptions in, adequate and reliable transportation for our production;

•	competitive conditions;

•	production levels;

•	reserve levels; and

•	other factors, most of which are beyond our control.

We undertake no obligation to publicly correct or update the forward-looking statements to reflect future events or circumstances. All such statements are expressly qualified by this special note. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

QEP Resources, Inc.

The company

QEP Resources, Inc. is a holding company with two subsidiaries, QEP Energy Company and QEP Marketing Company, which are engaged in two primary lines of business: (i) oil and gas exploration and production (QEP Energy) and (ii) oil and gas marketing, operation of the Haynesville Gathering System and an underground gas storage facility (QEP Marketing and Other). QEP’s operations are focused in two geographic regions: the Northern Region (primarily in Wyoming, North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana) of the United States.

Principal executive offices

Our principal executive offices are located at 1050 17th Street, Suite 800, Denver, Colorado 80265 and our telephone number is (303) 672-6900.

Risk factors

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Form 10-K/A, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges for the periods indicated is stated below. For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes QEP’s share of pretax earnings of equity investees. Fixed charges consist of the following from continuing operations and discontinued operations: total interest charges (expensed and capitalized), amortization of debt issuance costs, and the interest portion of rental expense estimated at 33% of total rental expense.

	Year Ended December 31,
	2014		2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)(2)	—	(3)	1.7x	1.0x	2.9x	4.5x

(1)	The sale of our midstream business was completed in 2014. All previous periods have been recast to reflect this business as discontinued operations.
(2)	To the extent that the proceeds from any offering of debt securities registered on the registration statement of which this prospectus forms a part will be used to repay any of our outstanding debt and will change the ratio of earnings to fixed charges by ten percent or greater, the applicable prospectus supplement will include a pro forma ratio for the most recent fiscal year and the latest interim period, if applicable, showing the application of the proceeds.
(3)	Due to increased impairment expenses and a loss on the sale of assets, which resulted in our loss for the year ended December 31, 2014, the ratio coverage was less than 1:1. We would have needed additional earnings of $642 million for the year ended December 31, 2014, to achieve a ratio of 1:1.

Use of proceeds

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay debt, to finance capital expenditures, and for general corporate purposes, including working capital.

Description of debt securities

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be senior debt securities that we will issue under an indenture, dated as of March 1, 2012, between QEP and Wells Fargo Bank, National Association, as Trustee (the “indenture”). The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

We have summarized the provisions of the indenture and the debt securities below. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the indenture with the SEC as an exhibit to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Incorporation by Reference.”

In this summary description of debt securities, unless we state otherwise or the context clearly indicates, all references to “we,” “our,” or “us” refer to QEP Resources, Inc. only and not its subsidiaries or affiliates.

General

The debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture, and, unless we inform you otherwise in a prospectus supplement, it does not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

The indenture does not contain and, unless we inform you otherwise in a prospectus supplement, the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control; or

•	provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the dates on which, the price at which and the conditions (if any) under which we will repurchase debt securities at the option of the holders or the holders of debt securities;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms described in the indenture and any deletions from or modifications or additions to the indenture in respect of such debt securities).

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

Consolidation, merger and sale of assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of our assets substantially as an entirety. The indenture provides that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity expressly assumes the due and punctual payments of the principal of (and premium, if any) and interest on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of related transactions, no default or event of default would occur and be continuing; and

•	we deliver an officer’s certificate and opinion of counsel, each stating that such transaction complies with the indenture.

Restrictive covenant—limitation on liens

Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our or a subsidiary’s properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•	Liens existing as of the date of the indenture;

•	any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or such subsidiary to acquire such property); provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•	Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) such acquisition or the completion of such construction, or (ii) the commencement of operation of the property; provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on the property or assets, real, personal or mixed, of a subsidiary or of or upon or in any income or profits therefrom, which are outstanding at the time such subsidiary became a subsidiary;

•	Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary for the purpose of developing such properties;

•	Liens on any investment (as defined in the indenture) of ours or that of a subsidiary in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary;

•	any Lien not otherwise permitted by the indenture, if, after giving effect to the creation or assumption of the proposed mortgage, pledge, Lien, encumbrance or security interest, the sum of (i) all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and (ii) to the extent not included in (i), all attributable debt (as defined in the indenture) of us and our subsidiaries does not exceed 10% of our consolidated capitalization (as defined in the indenture);

•	any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by any Lien created, existing or assumed in accordance with the provisions set forth above, inclusive, provided that the principal amount of the obligation or indebtedness secured by such refunding or extended Liens shall not exceed the principal amount of the obligation or indebtedness then outstanding at the time of such refunding or extension, together with related refinancing costs, and that such refunding or extended Liens shall be limited in lien to the same property that secured the obligation or indebtedness refunded or extended, or property substituted therefor and property acquired after the date thereof and subject to the Lien thereof, in accordance with the provisions of such refunding or extension;

•	Liens upon any office equipment or data processing equipment (including, without limitation, computer and computer peripheral equipment) or any motor vehicles, tractors or trailers;

•	Liens of or upon or in current assets of ours or a subsidiary, determined in accordance with GAAP, created or assumed to secure indebtedness incurred in the ordinary course of business;

•	Liens that are payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary;

•	Liens to secure indebtedness incurred to finance advances made by us or any subsidiary to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development; provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•	any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, other hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•	Liens which secure indebtedness of a subsidiary of ours or another subsidiary.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens not in excess of $10,000,000, and certain liens arising in connection with leases (including pursuant to sale and leaseback transactions), easements and rights of way.

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the above restrictive covenant shall apply to each series of debt securities.

Events of default

Unless we inform you otherwise in a prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or premium (if any) on any debt securities of that series when due and payable;

•	our failure to deposit any sinking fund payment for that series of debt securities when due for 30 days;

•	our failure to comply with any of our covenants or agreements in, or provisions of, the debt securities of that series or the indenture (other than an agreement, covenant or provision that we have expressly included in that indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	the occurrence of an event of default in other indebtedness of ours (including securities other than debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default with respect to any debt securities of any series at the time outstanding (other than an event of default specified in the sixth bullet point above) occurs and is continuing, the trustee by notice to us, or the holders of at least 33 1⁄3% in principal amount of the outstanding debt securities of the series affected by that default (or, in the case of an event of default described in the fourth bullet point above, if the outstanding debt securities of other series are affected by that default, then at least 33 1⁄3% in principal amount of the then outstanding Securities so affected voting as one class) by notice to us and the trustee, may declare the principal of (or, if any of those debt securities are original issue discount debt securities, that portion of the principal amount as may be specified in the terms of that series) and all accrued and all unpaid interest on all then outstanding debt securities of that series or of all series, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on those debt securities shall be due and payable immediately. If an event of default specified in the sixth bullet point above occurs, those amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by that default, or all series, as the case may be, by written notice to the trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any additional amounts with respect to the debt securities) if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to the debt securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any additional amounts that has become due solely because of the acceleration.

A holder of a debt security of any series will be able to pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it against any loss, liability or expense;

•	the trustee fails to act for a period of 90 days after receipt of notice and offer of indemnity; and

•	during that 90-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	reduce the premium, if any, payable on the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	change the coin or currency or currencies (including composite currencies) in which any debt security or any premium, interest or additional amounts with respect thereto are payable;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the indenture or to make any change in the indenture’s provisions for modification; or

•	waive a continuing default or event of default in the payment of principal of, premium (if any) or interest on or additional amounts with respect to the securities.

We and the trustee may agree to amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the merger covenant;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities;

•	to comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939 or conform the indenture or the debt securities of any series to the description thereof contained in this prospectus, any applicable prospectus supplement, free writing prospectus, offering memorandum, term sheet or other offering document;

•	to add covenants that would benefit the holders of all or any series of debt securities (and if those covenants are to be for the benefit of less than all series of debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any rights we have under the indenture;

•	to add events of default with respect to all or any series of debt securities (and, if any such event of default is applicable to less than all series of debt securities, specifying the series to which that event of default is applicable);

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

•	to establish the form or terms of the debt securities of any series as permitted by the indenture;

•	to secure the debt securities;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge and defeasance

We will be discharged from all obligations under the indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights, to register the transfer or exchange of the debt securities and to compensate the Trustee, its agents and counsel for fees and expenses due under the indenture, if:

•	all debt securities of the series previously authenticated and delivered under the indenture have been delivered to the indenture trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we irrevocably deposit with the trustee funds or government securities sufficient in the opinion of a nationally recognized firm of independent public accountants to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in a prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing law

The indenture is and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Trustee

If an event of default occurs and is continuing under the indenture, the trustee shall exercise such of the rights and powers vested in it by the indenture with respect to the debt securities of that series, and use the same degree of care and skill in that exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

The indenture limits the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, exchange, registration and transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under the indenture as security registrar for the debt securities we issue under the indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and paying agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee under the indenture as our paying agent for payments on debt securities we issue under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry debt securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in a prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in a prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of capital stock

As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

•	our restated certificate of incorporation, which is incorporated by reference to Exhibit 3.1 to our Form 8-K dated May 24, 2010;

•	our bylaws, as amended and restated as of October 27, 2014, which are incorporated by reference to Exhibit 3.1 to our Form 8-K dated October 29, 2014; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

Common stock

Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any preferred stock outstanding.

Voting rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Rights upon liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “QEP.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075-1139. Its phone number is (866) 877-6324.

Miscellaneous. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock.

Preferred stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights and qualifications, limitations or restrictions of the preferred stock, including the number of shares constituting any series or the designation of a series, voting rights, dividend rights, terms of redemption, liquidation preference, sinking fund terms and conversion rights. Thus, our board of directors can issue preferred stock with rights that could adversely affect the voting power of the common stockholders.

Anti-takeover provisions of QEP’s charter and bylaws

Our restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Board Classification; Director Removal. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. Directors serve three-year terms. Our board of directors currently consists of nine directors. The classified board provision in our certificate of incorporation and bylaws may be amended, altered or repealed only upon the affirmative vote of holders of 80% of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock then outstanding, any directors may be removed, but only for cause, at any special meeting of stockholders called for that purpose by the affirmative vote of the holders of 66 2⁄3% of the voting power of our outstanding shares entitled to vote generally in the election of directors. Further, subject to the rights of the holders of any series of preferred stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the number of authorized directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors. Any director so chosen will hold office until the term of office of the class for which that director was chosen expires and until such director’s successor has been duly elected and qualified.

Fair Price Provision. Our certificate of incorporation requires that business combinations between QEP and a related person be approved, subject to compliance with Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover law, by the affirmative vote of the holders of not less than 80% of our outstanding voting power entitled to vote generally in the election of directors. For purposes of the certificate of incorporation, a related person is (i) any person who, along with its affiliates and associates, beneficially owns in the aggregate 10% or more of the outstanding shares of any class of our capital stock or (ii) the affiliates and associates of the foregoing. Additionally, under the certificate of incorporation a business combination includes:

•	any merger, consolidation or share exchange of QEP with or into a related person;

•	any sale, lease, exchange, transfer or other disposition of 20% of the fair market value of (1) our total assets to a related person or (2) a related person’s total assets to QEP;

•	subject to certain exceptions, any transaction which results in the issuance or transfer (1) by QEP of any of its stock to a related person or (2) by a related person of any of the related person’s stock to QEP;

•	any recapitalization or reclassification of our securities which increases the voting power of a related person;

•	the adoption of any plan or proposal of our liquidation or dissolution proposed by or on behalf of a related person; and

•	any agreement, plan, contract or other arrangement providing for any of the transactions described above.

The supermajority voting requirement for business combinations does not apply if either: (i) 66 2⁄3% of the continuing directors approves the transaction or (ii) specified fair price and other conditions are met. A continuing director is a director who is unaffiliated with the related person and either (i) was in office before the related person became a related person or (ii) before the director’s initial election or appointment was designated as a continuing director by a majority of the then continuing directors.

Notwithstanding the foregoing, in the event a business combination requires a stockholder vote under Section 203 of the DGCL, the business combination will not require a greater vote than that specified by Section 203.

Stockholder action by written consent; special meetings. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may be taken without a meeting and without a vote, if a consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes required to authorize or take such action; provided, however that no action may be taken without a meeting or effected by a written consent at any time when Questar Corporation is the owner of less than all of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. The bylaws provide that special meetings of the stockholders can only be called by our chairman, president or a majority of our board of directors.

Advanced notice procedures of director nominations and stockholder proposals.

Annual meetings of stockholders

Our bylaws provide the manner in which stockholders may give notice of director nominations and other business to be brought before an annual meeting. In general, a stockholder may nominate a director or bring other business before an annual meeting if that stockholder (i) gives timely written notice of the nomination or other business to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, or in the case of the first annual meeting of stockholders following the effectiveness of the bylaws, the stockholder’s notice must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the day on which we publicly announce the date of the meeting.

To be in proper form, the stockholder’s notice must set forth, among other things:

•	the name and record address of the stockholder, as well as certain information regarding the stockholder;

•	the class or series and number of shares (or any interest derived therefrom or any other equity interest or security in the Company) that are owned of record and beneficially by the stockholder proposing the nomination or other business;

•	any proxy, voting agreement or other arrangement pursuant to which the stockholder has a right to vote any shares of any security of the Company;

•	any performance-related fees that the stockholder is entitled to based on any increase or decrease in the value of shares or other equity interests or securities in the Company, including any held by members of the stockholders’ immediate family sharing the same household;

•	any significant interests in any principal competitor of the Company held by the stockholder;

•	any interest of the stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company;

•	any pending or threatened litigation in which the stockholder is a party or material participant involving the Company or any of its officers or directors or any affiliate of the Company;

•	any material transaction occurring during the prior twelve months between the stockholder, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand;

•	a summary of any material discussions regarding the business proposed to be brought before the meeting;

•	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies, the proposal and/or for the election of directors in a contested election; and

•	as to each proposed director nominee, all information regarding the proposed nominee as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election.

Special meetings of stockholders

If our board of directors determines that directors are to be elected at a special meeting, stockholders may give notice of director nominations if that stockholder (i) gives timely written notice of the nomination to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting. To be timely, a stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting, the tenth day following the day on which we publicly announce the date of the meeting and of the nominees proposed by the board to be elected at the meeting. The stockholder’s notice must include the relevant information set forth above as to each proposed nominee.

Amendment of certificate of incorporation

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation generally requires approval by our board of directors and a majority of the voting power of our outstanding shares entitled to vote generally in the election of directors. However, the affirmative vote of 80% of the outstanding voting power entitled to vote generally in the election of directors is required to approve any proposal to amend, alter, change or repeal the provisions of the certificate of incorporation relating to (i) the classification of the board of directors, removal of directors and filling of director vacancies; (ii) the amendment of our bylaws; (iii) business combinations with related persons; (iv) the limitation or elimination of directors’ liability to QEP and its stockholders; (v) stockholder action by written consent and (vi) the supermajority voting requirement to amend certain provisions of the certificate of incorporation.

Delaware anti-takeover law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the corporation’s board approves the transaction that resulted in the stockholder becoming an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our restated certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Limitation of liability; indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our amended and restated bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Plan of distribution

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement or other offering materials:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

With respect to the debt securities, each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, Latham & Watkins LLP, Houston, Texas will act as counsel to us.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to our natural gas and oil reserves included in our Annual Report on Form 10-K/A for the year ended December 31, 2014 has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and of DeGolyer and MacNaughton, independent reservoir engineering consultants, and has been incorporated in this prospectus by reference to such Annual Report on Form 10-K/A upon the authority of each such firm as experts with respect to matters covered by such reports and in giving such reports.

QEP Resources, Inc.

$500,000,000

    % Senior Notes Due 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities

BMO Capital Markets

Citigroup

Deutsche Bank Securities

J.P. Morgan

MUFG

US Bancorp

Co-Managers

Fifth Third Securities

SMBC Nikko

TD Securities

Goldman Sachs & Co. LLC

PNC Capital Markets LLC